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                                                                     EXHIBIT 2.1

                                                               EXECUTION VERSION

                           PURCHASE AND SALE AGREEMENT

                                  BY AND AMONG

                  TRANSWORLD EXPLORATION AND PRODUCTION, INC.,
                      TRANSWORLD EXPLORATION AND PRODUCTION
                                (LOCKPORT) INC.,
                    and TRANSWORLD EXPLORATION AND PRODUCTION
                               (KINGS BAYOU) INC.

                             (COLLECTIVELY SELLERS)

                                       AND

                         THE HOUSTON EXPLORATION COMPANY

                                     (BUYER)

                             DATED SEPTEMBER 3, 2003

                             EFFECTIVE JULY 1, 2003

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                           PURCHASE AND SALE AGREEMENT
                                TABLE OF CONTENTS

ARTICLE I         DEFINITIONS...............................................................................     1
    1.1      Accounting Expert..............................................................................     1
    1.2      Agreement......................................................................................     1
    1.3      Affiliate......................................................................................     2
    1.4      Assets.........................................................................................     2
    1.5      Assumed Environmental Obligations..............................................................     3
    1.6      Assumed Plugging and Abandonment Obligations...................................................     3
    1.7      Buyer..........................................................................................     3
    1.8      Buyer's Assumed Obligations....................................................................     3
    1.9      Buyer's Credits................................................................................     3
    1.10     Buyer's Limited Assumption Agreement...........................................................     3
    1.11     Buyer's Surviving Representations and Warranties...............................................     3
    1.12     Casualty Loss..................................................................................     4
    1.13     Claims.........................................................................................     4
    1.14     Closing........................................................................................     4
    1.15     Closing Date...................................................................................     4
    1.16     Defect Notice Date.............................................................................     4
    1.17     Effective Time.................................................................................     4
    1.18     Environmental Defect...........................................................................     4
    1.19     Environmental Defect Value.....................................................................     4
    1.20     Environmental Laws.............................................................................     4
    1.21     Environmental Liability........................................................................     4
    1.22     Equipment......................................................................................     5
    1.23     Excluded Assets................................................................................     5
    1.24     Final Settlement...............................................................................     7
    1.25     Final Settlement Statement.....................................................................     7
    1.26     Hydrocarbons...................................................................................     7
    1.27     Interim Period.................................................................................     7
    1.28     Inventory Hydrocarbons.........................................................................     7
    1.29     Known or Knowledge.............................................................................     7
    1.30     Leases.........................................................................................     7
    1.31     Liabilities....................................................................................     8
    1.32     Material Adverse Change........................................................................     8
    1.33     MMS............................................................................................     8
    1.34     Net Revenue Interest...........................................................................     8
    1.35     Netherland Sewell Reserve Report...............................................................     8
    1.36     NORM...........................................................................................     9
    1.37     Notice of Environmental Defect.................................................................     9

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
    1.38     Notice of Title Defect.........................................................................     9
    1.39     OPA............................................................................................     9
    1.40     Party and Parties..............................................................................     9
    1.41     Permits and Easements..........................................................................     9
    1.42     Permitted Encumbrances.........................................................................     9
    1.43     Preliminary Settlement Statement...............................................................     9
    1.44     Prior Asset Purchase Agreements................................................................     9
    1.45     Property Taxes.................................................................................     9
    1.46     Purchase Price.................................................................................     9
    1.47     Related Contracts..............................................................................     9
    1.48     Seismic Data...................................................................................     9
    1.49     Sellers........................................................................................    10
    1.50     Sellers' Credits...............................................................................    10
    1.51     Sellers' Parent-Company Guaranty...............................................................    10
    1.52     Sellers' Parent Guarantor......................................................................    10
    1.53     Sellers' Prior Parent Guaranties...............................................................    10
    1.54     Sellers' Retained Obligations..................................................................    10
    1.55     Sellers' Surviving Representations and Warranties..............................................    10
    1.56     Tax Period.....................................................................................    10
    1.57     TEPI...........................................................................................    10
    1.58     Threshold Amount...............................................................................    11
    1.59     Title Defect...................................................................................    11
    1.60     Transfer Taxes.................................................................................    11
    1.61     Units..........................................................................................    11
    1.62     Wells..........................................................................................    11
    1.63     Working Interest...............................................................................    11

ARTICLE II        PURCHASE AND SALE.........................................................................    11
    2.1      Sale and Purchase..............................................................................    11

ARTICLE III       PURCHASE PRICE AND PAYMENT................................................................    12
    3.1      Purchase Price.................................................................................    12
    3.2      Adjustments to Purchase Price..................................................................    12
    3.3      Sellers' Preliminary and Final Settlement Statements...........................................    15
    3.4      Resolution of Disputes.........................................................................    15

ARTICLE IV        SELLERS' REPRESENTATIONS AND WARRANTIES...................................................    16
    4.1      Sellers' Representations and Warranties........................................................    16
    4.2      Seller's Warranties at Closing.................................................................    20

ARTICLE V         BUYER'S REPRESENTATIONS AND WARRANTIES....................................................    21
    5.1      Buyer's Representations and Warranties.........................................................    21
    5.2      Buyer's Warranties at Closing..................................................................    24

ARTICLE VI        ACCESS TO INFORMATION AND INSPECTION......................................................    24
    6.1      Title Files....................................................................................    24
    6.2      Other Files....................................................................................    24
    6.3      Inspections....................................................................................    25
    6.4      Confidentiality................................................................................    25
    6.5      Change in Condition............................................................................    25

ARTICLE VII       TITLE AND ENVIRONMENTAL MATTERS...........................................................    26
    7.1      Notice of Title Defects........................................................................    26
    7.2      Title Defect...................................................................................    26
    7.3      Remedies for Title Defects.....................................................................    29
    7.4      Special Warranty of Title......................................................................    31
    7.5      Notice of Environmental Defects................................................................    31
    7.6      Environmental Defect...........................................................................    32
    7.7      Remedies for Environmental Defects.............................................................    32

ARTICLE VIII      PREFERENTIAL PURCHASE RIGHTS AND CONSENTS.................................................    33
    8.1      Preferential Purchase Rights and Consents......................................................    33

ARTICLE IX        COVENANTS PENDING CLOSING.................................................................    34
    9.1      Covenants of Sellers Pending Closing...........................................................    34
    9.2      Mutual Covenants...............................................................................    35

ARTICLE X         CLOSING CONDITIONS........................................................................    35
    10.1     Sellers' Closing Conditions....................................................................    35
    10.2     Buyer's Closing Conditions.....................................................................    38

ARTICLE XI        CLOSING...................................................................................    39
    11.1     Closing........................................................................................    39
    11.2     Sellers' Closing Obligations...................................................................    39
    11.3     Buyer's Closing Obligations....................................................................    42
    11.4     Joint Closing Obligations......................................................................    43

ARTICLE XII       EFFECT OF CLOSING  ASSUMED AND RETAINED RIGHTS AND OBLIGATIONS............................    44
    12.1     Buyer's Rights After Closing...................................................................    44
    12.2     Buyer's Obligations After Closing..............................................................    44
    12.3     Sellers' Obligations After Closing.............................................................    46
    12.4     Assumed Plugging and Abandonment Obligations...................................................    48
    12.5     Assumed Environmental Obligations..............................................................    49
    12.6     Revenues and Expenses..........................................................................    52
    12.7     Suspended Royalties............................................................................    53

ARTICLE XIII      INDEMNITIES...............................................................................    53
    13.1     Definition of Liabilities......................................................................    53
    13.2     Application of Indemnities.....................................................................    53
    13.3     Buyer's General Indemnity......................................................................    54
    13.4     Buyer's Special Indemnity......................................................................    55
    13.5     Sellers' General Indemnity.....................................................................    55
    13.6     Sellers' Special Indemnity.....................................................................    56
    13.7     Notices and Defense of Indemnified Claims......................................................    56
    13.8     Waiver of Consequential and Punitive Damages...................................................    56

ARTICLE XIV       LIMITATIONS OF WARRANTIES, CERTAIN WAIVERS AND REMEDIES...................................    57
    14.1     Limitations....................................................................................    57
    14.2     Use of the Assets..............................................................................    58
    14.3     Waiver of Texas DTPA...........................................................................    58
    14.4     Waiver of Louisiana Rights in Redhibition......................................................    59
    14.5     Waivers Conspicuous............................................................................    59
    14.6     Survival.......................................................................................    59

ARTICLE XV        CASUALTY LOSS AND CONDEMNATION............................................................    60
    15.1     Casualty Loss..................................................................................    60

ARTICLE XVI       DEFAULT AND REMEDIES......................................................................    61
    16.1     Sellers' Remedies..............................................................................    61
    16.2     Buyer's Remedies...............................................................................    61
    16.3     Effect of Termination..........................................................................    61
    16.4     Other Remedies.................................................................................    61
    16.5     Performance Deposit............................................................................    62

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
ARTICLE XVII      MISCELLANEOUS.............................................................................    62
    17.1     Certain Governmental Approvals.................................................................    62
    17.2     Adequacy of Supplemental Bonds or Arrangements for the Pledge of Securities....................    64
    17.3     Special Offshore Interests.....................................................................    64
    17.4     Louisiana Approvals............................................................................    65
    17.5     Public Announcements...........................................................................    65
    17.6     Filing and Recording of Assignments, etc.......................................................    65
    17.7     Further Assurances and Records.................................................................    66
    17.8     Notices........................................................................................    67
    17.9     Incidental Expenses............................................................................    68
    17.10    Entire Agreement...............................................................................    68
    17.11    Governing Law..................................................................................    68
    17.12    Exhibits.......................................................................................    69
    17.13    Audits; Access to Assets.......................................................................    69
    17.14    Counterparts...................................................................................    69
    17.15    Waiver.........................................................................................    69
    17.16    Binding Effect; Assignment.....................................................................    70
    17.17    Taxes..........................................................................................    70
    17.18    Gas Transportation/Processing..................................................................    72
    17.19    Expenses of Sale...............................................................................    72
    17.20    Third Party Rights.............................................................................    72
    17.21    Time Limits....................................................................................    72
    17.22    Severance of Invalid Provisions................................................................    72
    17.23    Construction of Ambiguity......................................................................    73

                         LIST OF EXHIBITS AND SCHEDULES

Exhibits A-1 to A-5:       Descriptions of Leases, including the WI and NRI
                           Applicable to Each Lease and/or Well

Exhibit B:                 List of Contracts

Exhibit C -1 to C-2:       Surface Use Agreements

Exhibit D-1 to D-2:        List of Wells

Exhibit E:                 Form of Assignment of Record Title to Oil and Gas
                           Lease (Offshore)

Exhibit F:                 Form of Assignment of Oil and Gas Lease Operating
                           Rights (Offshore)

Exhibit G:                 Form of Assignment, Conveyance and Bill of Sale for
                           Oil and Gas Lease (Onshore Leases)

Exhibit H:                 Form of Assignment of Rights of Way (Offshore)

Exhibit I:                 Form of Assignment of Contract Rights (unrecorded)

Exhibit J:                 Form of Bill of Sale (Offshore)

Exhibit K:                 Letters in Lieu of Transfer Orders

Exhibit L:                 Non-Foreign Affidavit

Exhibit M:                 Form of Buyer's Limited Assumption Agreement

Exhibit N:                 List of Certain Excluded Assets

Exhibit O:                 Form of Sellers' Parent-Company Guaranty

Exhibit P:                 Form of Joinder in Agreement

                                    Schedules

Schedule 1.27              Certain Corporate Officers

Schedule 3.1               Allocation of Purchase Price to the Assets

Schedule 4.1(f)            Pending Litigation Proceedings

Schedule 4.1(g)            Gas Imbalances

Schedule 4.1(h)            Matters Pertaining to Related Contracts

Schedule 4.1(i) Preferential Rights, Rights of First Refusal, and Consents to Assign

Schedule 4.1(m)            Take-or-Pay Claims

Schedule 4.1(n)            Outstanding AFE's in Excess $75,000

Schedule 4.1(p)            Environmental Matters

Schedule 4.1(q)            Schedule of Obligations under Prior Asset Purchase
                           Agreements

Schedule 4.1(r)            Schedule of Sellers' Prior Parent Company Guaranties

Schedule 9.1(a) Capital Expenditures Incurred by Sellers Between Effective Time and Date of this Agreement

                           PURCHASE AND SALE AGREEMENT

         THIS AGREEMENT is made by and AMONG TRANSWORLD EXPLORATION AND PRODUCTION, INC. ("TEPI"), TRANSWORLD EXPLORATION AND PRODUCTION (LOCKPORT) INC. ("TEPI (LOCKPORT)"), and TRANSWORLD EXPLORATION AND PRODUCTION (KINGS BAYOU) INC. ("TEPI (KINGS BAYOU)"), each a Delaware corporation (each a "Seller" and collectively the "Sellers") and THE HOUSTON EXPLORATION COMPANY, a Delaware corporation ("Buyer"). Sellers and Buyer are sometimes referred to herein individually as "Party" and together referred to herein as "Parties".

                                   WITNESSETH:

         WHEREAS, Sellers own certain oil and gas leasehold and other interests situated in the Gulf of Mexico, offshore the States of Louisiana and Texas, and onshore in the States of Kansas, Louisiana and Texas as more particularly described in the Exhibits hereto;

         WHEREAS, Sellers desire to sell and assign the aforementioned leasehold and other interests and associated contractual rights and obligations to Buyer, and Buyer desires to purchase, pay for, and acquire Sellers' interest in the same on the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, Sellers and Buyer hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         In this Agreement, the following terms shall have the following meanings:

         1.1      Accounting Expert has the meaning specified in Section 3.4

         1.2 Agreement means this Purchase and Sale Agreement among Sellers and Buyer, including the Exhibits and Schedules hereto.

         1.3 Affiliate means any corporation, limited liability company or partnership (including a limited partnership), or other entity controlling, controlled by or under common control with a Party to this Agreement. "Control" means the ownership directly or indirectly of 50% (fifty percent) or more of the voting rights in a legal entity with respect to the election of directors or other governing persons. "Controls," "controlled by" and other derivatives shall be construed accordingly.

         1.4 Assets means the following described interests, rights, contracts, assets, and properties (except to the extent constituting Excluded Assets):

                  (a) The Leases including without limitation the Working Interests, Net Revenue Interests and contract rights set forth on Exhibit "A-1" through Exhibit "A-5" and any other interests owned by Sellers in and to the lands covered by the Leases, including without limitation overriding royalty interests, production payments, carried interests and reversionary interests;

                  (b) All lease files, land files, well files, division order files, abstracts, title opinions, regulatory reports and all other books, files and records, information and data and all rights thereto of Sellers insofar as the same are directly related to the Assets and to the extent the transfer thereof is not prohibited by existing contractual obligations with third parties after reasonable effort has been made to obtain a waiver of such prohibition;

                  (c)      The Inventory Hydrocarbons;

                  (d)      The Wells;

                  (e)      The Units;

                  (f)      The Equipment;

                  (g) Oil, condensate, natural gas, and natural gas liquids produced after the Effective Time, including "line fill" and inventory below the pipeline connection in tanks, attributable to the Assets;

                  (h)      The Related Contracts;

                  (i)      The Permits and Easements;

                  (j) All of Seller's right, title and interest in and to a seismic survey shot by Shell Offshore Inc. covering Eugene Island Block 331;

                  (k)      The Seismic Data; and

                  (l) All rights, obligations, benefits, proceeds, claims, awards, judgments, and settlements for any imbalances which may exist as of the Effective Time with third parties with respect to production or processing of Hydrocarbons attributable to Sellers' interest in and ownership of Hydrocarbons produced from the Assets prior to the Effective Time.

         1.5      Assumed Environmental Obligations has the meaning set forth in
Section 12.5(a).

         1.6 Assumed Plugging and Abandonment Obligations has the meaning set forth in Section 12.4(a).

         1.7 Buyer means The Houston Exploration Company, a Delaware corporation.

         1.8      Buyer's Assumed Obligations has the meaning set forth in
Section 12.2(a).

         1.9      Buyer's Credits has the meaning set forth in Section 3.2(b).

         1.10 Buyer's Limited Assumption Agreement means the agreement by which Buyer assumes certain obligations as specified in this Agreement, in the form attached hereto as Exhibit "M".

         1.11 Buyer's Surviving Representations and Warranties shall mean the representations and warranties of Buyer contained in Article V.

         1.12     Casualty Loss has the meaning set forth in Section 15.1.

         1.13 Claims means any and all losses, liabilities, damages, punitive damages, obligations, expenses, fines, penalties, costs, claims, causes of action and judgments for: (a) breaches of contract; (b) loss or damage to property, injury to or death of persons, and other tortious injury; (c) violations of applicable laws, rules, regulations, orders; and (d) any other legal right or duty actionable at law or equity. The term "Claims" also includes reasonable attorneys fees, court costs, and other reasonable costs of litigation resulting from the defense of any claim or cause of action within the scope of the indemnities in this Agreement.

         1.14     Closing has the meaning set forth in Section 11.1.

         1.15     Closing Date has the meaning set forth in Section 11.1.

         1.16     Defect Notice Date has the meaning set forth in Section 7.1.

         1.17 Effective Time means 7:00 a.m., Houston, Texas time, on July 1, 2003.

         1.18     Environmental Defect has the meaning set forth in Section 7.6.

         1.19     Environmental Defect Value has the meaning set forth in
                  Section 7.5.

         1.20 Environmental Laws means federal, state, and local laws, rules, regulations, orders and all agreements and contracts binding on Sellers with respect to pollution or protection of the environment relating to the Assets, including laws, rules, regulations, orders, contracts and agreements relating to actual or threatened emissions, discharges, or releases of pollutants, contaminants, or hazardous substances, or other toxic materials or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants of hazardous substances, or other toxic materials or wastes.

         1.21 Environmental Liability has the meaning set forth in Section 12.5(a)(vii).

         1.22 Equipment means equipment and facilities, machinery, fixtures, flowlines, pumps, platforms, sulfur recovery facilities, compressors, compressor stations, dehydration facilities, treating facilities, pipeline gathering lines, flow lines, and transportation lines, valves, meters, separators, tanks, tank batteries, spare parts, tools, office quarters and other fixtures, materials, improvements, abandoned property and junk, and any other real, personal, immovable and mixed property located on, used or formerly used in the operation of, or relating to the production, treatment, sale, or disposal of hydrocarbons, water and associated substances produced from the Leases, Units and Wells including, but not limited to, those described on any Schedule or Exhibit hereto;

         1.23     Excluded Assets means the following:

                  (a) (i) All trade credits, accounts receivable, notes receivable and other receivables attributable to Sellers' interest in the Assets with respect to any period of time prior to the Effective Time; (ii) all deposits, cash, checks in process of collection, cash equivalents and funds attributable to Sellers' interest in the Assets with respect to any period of time prior to the Effective Time; and
         (iii) all deposits, cash, checks in the process of collection, cash equivalents and funds attributable to Sellers' interest in the Assets which were received by Sellers after the Effective Time and which are attributable to the period prior to the Effective Time under generally accepted accounting principles;

                  (b) Sellers' corporate, financial, and tax records; reserve estimates, economic analyses and pricing forecasts; and documents and records subject to confidentiality agreements, claims of privilege or other restrictions on access, in each case to the extent that the foregoing do not adversely affect the value, use or operation of the Assets;

                  (c) All claims and causes of action of Sellers (i) arising from acts, omissions or events, or damage to or destruction of the Assets occurring prior to the Effective Time to the extent that they do not offset or serve as counterclaims to Buyer's Assumed Obligations, or (ii) with respect to any of the other Excluded Assets;

                  (d) All rights, titles, claims and interests of Sellers arising prior to the Effective

         Time (i) under any policy or agreement of insurance or indemnity, (ii) under any bond, or (iii) to any insurance or condemnation proceeds or awards;

                  (e) All Hydrocarbons produced from or attributable to the Assets with respect to all periods prior to the Effective Time, together with all proceeds from or of such Hydrocarbons, except (i) the Inventory Hydrocarbons and (ii) the unsold inventory of gas plant products, if any, attributable to the Leases at the Effective Time allocable to Sellers' ownership;

                  (f) Claims of any Seller for refund of or loss carry forwards with respect to (i) production, windfall profit, severance, ad valorem or any other taxes attributable to any period prior to the Effective Time, (ii) income or franchise taxes, (iii) any taxes attributable to the Excluded Assets, or (iv) refunds of estimated royalties paid to the MMS;

                  (g) All amounts due or payable to any Seller as adjustments or refunds under any contracts or agreements, affecting the Assets, relating to periods prior to the Effective Time;

                  (h) All amounts due or payable to any Seller as adjustments to insurance premiums related to the Assets with respect to any period prior to the Effective Time;

                  (i) All proceeds, benefits, income or revenues accruing (and any security or other deposits made) with respect to (i) the Assets prior to the Effective Time; (ii) all accounts receivable attributable to the Assets for the period of time from the Effective Time until Closing, it being recognized and agreed that Buyer will receive full credit therefor pursuant to the provisions of Section 3.2 hereof; or (iii) any Excluded Assets;

                  (j) All of Sellers' intellectual property including but not limited to licensed 3-D seismic data and interpretations, proprietary or licensed computer software, patents, trade secrets, copyrights, names, marks, and logos, but excluding the Seismic Data;

                  (k) Seismic, geological, and geophysical information and data that does not constitute the Seismic Data; and

                  (l) All third-party and leased equipment as listed on Exhibit "N".

         1.24     Final Settlement has the meaning set forth in Section 3.3.

         1.25     Final Settlement Statement has the meaning set forth in
Section 3.3.

         1.26 Hydrocarbons means crude oil, natural gas, casinghead gas, condensate, sulphur, natural gas liquids, products, and other liquid or gaseous hydrocarbons (including CO(2)), and shall also refer to all other minerals of every kind and character which may be produced from or allocable to the Leases and Assets.

         1.27 Interim Period means that period of time occurring after the Effective Time and prior to the Closing.

         1.28 Inventory Hydrocarbons means all merchantable oil and condensate produced from or attributable to the Leases prior to the Effective Time which have not been sold or taken by Sellers for their own account and are in storage on the Leases or onshore at the Effective Time.

         1.29 Known or Knowledge means whenever a statement regarding the existence (or absence) of any fact in this Agreement is qualified by a phrase such as "to such Party's Knowledge" or "Known to such Party," the Parties intend that the only information to be attributed to such Party is information actually known, in the case of a corporation, to current officers or employees who devote substantial attention to matters of such nature during the ordinary course of their employment and who are identified on Schedule 1.27. Unless otherwise specifically provided in this Agreement, no Party is represented or obligated to have undertaken a separate investigation in connection with the transaction contemplated in this Agreement to determine the existence (or absence) of any statement or representation qualified by a phrase such as "to such Party's Knowledge" or "Known to such Party."

         1.30 Leases means the oil, gas and other mineral leases and the oil and gas leases identified on Exhibits "A-1" through "A-4" hereof and the lands affected by each such Lease.

         1.31     Liabilities has the meaning set forth in Section 13.1.

         1.32 Material Adverse Change means an event which is materially adverse to the Assets; provided, however, that (a) (i) any occurrence, development or condition which relates to general industry conditions (including the price of oil and gas), domestic or international, or general economic or general political occurrences, developments, or conditions, or (ii) any change in the condition of the Assets from the date of this Agreement until Closing for production of Hydrocarbons through normal depletion, including without limitation the watering-out of any well, collapsed, corroded, or perforated casing, tubing or flowlines, or sand infiltration of any well and the depreciation of personal property through ordinary wear and tear, shall be deemed not to be "Material" for purposes of this Agreement, and (b) any item or matter having a value singly of $2,000,000.00 (two million dollars) or less, or collectively of 5% (five percent) of the Purchase Price or less (for the purposes hereof, matters shall be considered "collectively" only to the extent that they relate to items or matters of a similar or related classification or nature) shall be deemed not to be "Material" for purposes of this Agreement.

         1.33 MMS means the Minerals Management Service of the United States Department of the Interior.

         1.34 Net Revenue Interest means the aggregate fractional or percentage ownership of Sellers immediately prior to the Effective Time (and for all periods thereafter during the term of the applicable Lease) of the right to receive Hydrocarbon production (either in-kind or the share of proceeds from sales of Hydrocarbon production) from the applicable Leases, Units or Wells, after the deduction of all burdens upon a Lease, Unit or Well such as lessors royalty on production (other than taxes) as that share is set out in Exhibits "A-1" through "A-5" subject to any exclusions or exceptions noted thereon.

         1.35 Netherland Sewell Reserve Report means the Estimate of Reserves and Future Revenue to the Transworld Exploration and Production, Inc. Interest in Certain Oil and Gas Properties Located in Louisiana, Texas, and the Gulf of Mexico as of July 1, 2003, prepared for Sellers by Netherland, Sewell & Associates, Inc., and transmitted to TEPI by such firm under cover of a letter dated July 11, 2003.

         1.36     NORM means naturally occurring radioactive material.

         1.37     Notice of Environmental Defect has the meaning set forth in
Section 7.5.

         1.38     Notice of Title Defect has the meaning set forth in Section
7.1.

         1.39     OPA has the meaning set forth in Section 10.1(f).

         1.40 Party and Parties mean Sellers or Buyer, individually or collectively, as indicated by the context.

         1.41 Permits and Easements means to the extent transferable, all surface use agreements, easements, rights of way, road use agreements, licenses, authorizations, permits, and similar rights and interests applicable to, or used or useful in connection with, any or all of the Leases, Units, and Wells including those identified on Exhibit "C".

         1.42     Permitted Encumbrances has the meaning set forth in Section
7.2(b).

         1.43     Preliminary Settlement Statement has the meaning set forth in
Section 3.3.

         1.44 Prior Asset Purchase Agreements shall mean those asset purchase agreements pursuant to which Sellers acquired certain of the Assets, as such agreements are listed on Schedule 4.1(q).

         1.45     Property Taxes has the meaning set forth in Section 17.17(a).

         1.46     Purchase Price has the meaning set forth in Section 3.1.

         1.47 Related Contracts means the contracts and agreements listed on Exhibits "A-1" through "A-5", "B" and "C", to the extent that Sellers have copies of such contracts and agreements and make such copies available to Buyer by no later than September 15, 2003.

         1.48 Seismic Data means all (i) seismic, geological, geochemical, or geophysical data

(including cores and other physical samples of materials from wells or tests) belonging to Sellers or licensed from third parties that can be transferred without additional consideration to such third parties or in the event Buyer agrees to pay such additional consideration to such third parties, and (ii) interpretations of seismic, geological, geochemical or geophysical data belonging to Sellers or licensed from third parties that can be transferred without additional consideration to such third parties or in the event Buyer agrees to pay such additional consideration to such third parties.

         1.49 Sellers means Transworld Exploration and Production, Inc., Transworld Exploration and Production (Lockport) Inc., and Transworld Exploration and Production (Kings Bayou) Inc., each a Delaware corporation; and "Seller" means any one of them.

         1.50     Sellers' Credits has the meaning set forth in Section 3.2(a).

         1.51 Sellers' Parent-Company Guaranty means a guaranty issued by Sellers' Parent Guarantor for the benefit of Buyer in the form of Exhibit O hereto.

         1.52 Sellers' Parent Guarantor means Transworld Oil U.S.A., Inc., a Texas corporation and the direct parent company of TEPI and the indirect parent company of the other Sellers.

         1.53 Sellers' Prior Parent Guaranties shall mean those guaranties issued by TEPI's parent company Transworld Oil U.S.A., Inc., in support of certain of TEPI's obligations under certain of the Prior Asset Purchase Agreements, as such guaranties are listed on Schedule 4.1(r).

         1.54     Sellers' Retained Obligations has the meaning set forth in
Section 12.3(a).

         1.55 Sellers' Surviving Representations and Warranties shall mean the following representations and warranties of Sellers: Sections 4.1(a) through 4.1(h), inclusive, and Sections 4.1(j) through 4.1(o), inclusive, and Sections 4.1(q) through 4.1(s), inclusive.

         1.56     Tax Period has the meaning set forth in Section 17.17(a).

         1.57 TEPI shall mean Transworld Exploration and Production, Inc., a Delaware corporation and one of the Sellers.

         1.58     Threshold Amount has the meaning set forth in Section 13.4.

         1.59     Title Defect has the meaning set forth in Section 7.2.

         1.60     Transfer Taxes has the meaning set forth in Section 17.17(b).

         1.61     Units means the units specified in Exhibit "A-5".

         1.62 Wells means the oil, gas and condensate wells, salt water disposal wells, injection wells and other wells (whether plugged or unplugged) which are located on the Leases or on the lands or waterbottoms pooled or associated therewith, or which are encompassed within any contractual well-bore rights included within the Assets, including but not limited to those identified on Exhibits "D-1" and "D-2".

         1.63 Working Interest means the aggregate fractional or percentage working interest, record title interest, operating rights interest and contract interest of Sellers in and to each Lease, Unit or Well as a result of any Lease, contract or operating rights immediately prior to the Effective Time by virtue of which any Seller has the right to conduct the operations contemplated by a Lease or contract and this Agreement as set out in Exhibits "A-1" through "A-5", subject to any exceptions noted thereon.

                                   ARTICLE II
                                PURCHASE AND SALE

         2.1 Sale and Purchase. Subject to the terms and conditions of this Agreement, Sellers agree to sell and convey to Buyer, and Buyer agrees to purchase and pay for, as of the Effective Time, all of Sellers' right, title and interest in and to the Assets.

                                   ARTICLE III
                           PURCHASE PRICE AND PAYMENT

         3.1 Purchase Price. (a) Subject to adjustment as set forth below, the Purchase Price for the Assets shall be one hundred seventy-five million U.S. dollars (US$175,000,000.00) (hereafter the "Purchase Price"). As additional consideration for the sale of the Assets, Buyer shall timely and fully assume and satisfy the Buyer's Assumed Obligations, including the Assumed Plugging and Abandonment Obligations and the Assumed Environmental Obligations, and shall perform the covenants contained herein.

         (b) An earnest money deposit in the amount of ten percent (10%) of the Purchase Price (hereinafter referred to as the "Performance Deposit") shall be paid by Buyer to Sellers by wire transfer in immediately available funds upon execution of this Agreement by Buyer to an account or accounts designated for that purpose by Sellers. Sellers covenant that such funds shall be retained by TEPI, on behalf of itself and the other Sellers, in an account at Bank One Texas, N.A., in Houston, Texas, until the Closing shall have occurred, or, if the Closing does not occur, until such time as Sellers may be required to return such funds to Buyer pursuant to Article XVI. Payment of the remaining ninety percent (90%) of the Purchase Price, subject to adjustment as set forth below, shall be made at Closing by bank wire transfer in immediately available funds to an account or accounts designated for that purpose by Sellers.

         (c) The Purchase Price shall be allocated among the Assets, and among the fields contained within the Assets, as provided for in Schedule 3.1 hereof. Sellers and Buyer covenant and agree that the values allocated to various portions of the Assets that are set forth in Schedule 3.1 shall be binding on Seller and Buyer and shall be used for the purposes of adjusting the Purchase Price pursuant to Articles VII and VIII.

         3.2 Adjustments to Purchase Price. The Purchase Price shall be adjusted, at Closing and upon Final Settlement, pursuant to the procedure provided in Section 3.3, downward by an amount equal to the Buyer's Credits and upward by an amount equal to the Sellers' Credits.

                  (a) "Sellers' Credits" shall equal the sum of the following:

                           (i) Sellers' share of the value of (A) all Inventory Hydrocarbons, such value to be based upon the price actually received for such Inventory Hydrocarbons (determined on a FIFO basis), less taxes, transportation and other fees deducted by the purchaser of such Hydrocarbons, such Hydrocarbons to be measured at the Effective Time by the operators of the Assets, and (B) the market value of the unsold inventory of gas plant products, if any, attributable to the Leases at the Effective Time allocable to Sellers' ownership;

                           (ii)     Sellers' share of the amount of all
                  operating and capital expenditures (including overhead charged in the same manner as provided in the applicable joint operating agreement or in the absence of such agreement as customarily billed in the oil and gas industry) incurred and paid by Sellers and approved by Buyer pursuant to Section 9.1(a) attributable to the operation of the Assets during the Interim Period in accordance with generally accepted accounting principles. Such expenses and expenditures shall include, without limitation, royalties (excluding royalties on Inventory Hydrocarbons), rentals and other similar charges; expenses paid by any Seller to a third person under applicable joint operating agreements or other contracts or agreements included in the Assets, or in the absence of any joint operating agreement, those customarily billed under such agreement, including without limitation, drilling, completion, reworking, deepening, sidetracking, plugging and abandoning, geological and geophysical and land costs paid by or on behalf of such Seller in connection with the operation of the Assets which are attributable to the period of time after the Effective Time; ad valorem, property, production, excise, severance, and any other taxes (except income or franchise taxes) based upon or measured by the ownership of property or the production of Hydrocarbons or the receipt of proceeds therefrom; pro rata insurance premium costs after the Effective Time, including without limitation the costs to extend and/or cancel any coverages directly related to the Assets; and the costs of bonding and/or canceling bonding relating to the Assets after the Effective Time;

                           (iii) An amount equal to any upward adjustment provided elsewhere in this Agreement or agreed between Sellers and Buyer in writing prior to or at Closing; and

                           (iv) An amount equal to the net volume due Sellers for gas imbalances which exist at the Effective Time, valued at $4.00 (four dollars) per thousand cubic feet of gas, such amount to be as shown in Schedule 4.1(g) updated to the Effective Time.

                  (b) "Buyer's Credits" shall equal the sum of the following:

                           (i) Sellers' share of the total sales value (for oil and condensate, to be valued at the prices actually received), before deduction of any royalties under the applicable pricing provisions of any oil, gas and gas plant liquids sales and processing agreements, of all Hydrocarbons produced and/or sold during the Interim Period which are attributable to the Assets and allocable to Sellers' ownership, and any other monies applicable to purchase or sales from the Assets on any wells during the Interim Period, but excepting interest income and income for overhead charged in the same manner as provided in the applicable joint operating agreement, regardless of whether or not payment has been received by Sellers;

                           (ii) Sellers' share of the amount of all unpaid ad valorem, property, production, severance and similar taxes and assessments (but not including income or franchise taxes) based upon or measured by the ownership of property or the production of Hydrocarbons or the receipt of proceeds therefrom which taxes and assessments become due and payable or accrue to the Assets prior to the Effective Time, which amount shall, where possible, be computed based upon the tax rate and values applicable to the Tax Period in question; otherwise, the amount of the adjustment under this paragraph shall be computed based upon such taxes assessed against the applicable portion of the Assets for the immediately preceding Tax Period just ended; and

                           (iii) An amount equal to the sum of any downward adjustments provided elsewhere in this Agreement or agreed between Sellers and Buyer in writing prior to or at Closing.

         3.3 Sellers' Preliminary and Final Settlement Statements. At least three (3) business days prior to Closing, Sellers shall furnish Buyer with a good faith estimated accounting ("Preliminary Settlement Statement") showing the estimated amount of Sellers' Credits and the estimated amount of Buyer's Credits, subject to being finally adjusted within one hundred and twenty (120) days after the Closing as hereinafter provided. Within ninety (90) days after Closing, Sellers shall provide to Buyer, for Buyer's concurrence, an accounting ("Final Settlement Statement") of the actual amounts of Sellers' and Buyer's Credits for the adjustments as set out in Section 3.2. Buyer shall have the right for thirty (30) days after receipt of the Final Settlement Statement to review and take exceptions to such adjustments. If Buyer does not object to such Final Settlement Statement in writing within thirty (30) days after receipt, the Final Settlement Statement shall become final. Upon agreement of Sellers and Buyer as to the accuracy of the Final Settlement Statement or upon the expiration of such thirty (30) day period, whichever occurs first, Sellers or Buyer, as the case may be, shall promptly pay to the other such sum as may be found due, after making adjustments for any payments made at Closing (herein the "Final Settlement").

         3.4 Resolution of Disputes If Buyer and Sellers are unable to agree to all adjustments respecting the Final Settlement Statement within thirty
(30) days after Buyer's receipt thereof, then adjustments which are not in dispute shall be made between Buyer and Sellers at the expiration of such thirty
(30) day period. Any disagreements as to adjustments which remain in dispute shall be resolved on a good faith basis by Sellers and Buyer; provided, however, if Buyer and Sellers are unable, in good faith, to resolve such disagreements within forty-five (45) days after Buyer's receipt of the Final Settlement Statement, then the matters that remain in dispute shall be settled by reference to Grant Thornton LLP, Houston, Texas (the "Accounting Expert"), who shall resolve all determinations and adjustments with respect to allocating items to the period before or after the Effective Time in accordance with generally accepted accounting principles, consistently applied. The Accounting Expert shall render a decision resolving the matters in dispute within thirty (30) days following their submission to the Accounting Expert. The decision of the Accounting Expert shall be final and binding on the Parties. The fees and expenses of the Accounting Expert shall be shared equally by the Parties.

                                   ARTICLE IV
                     SELLERS' REPRESENTATIONS AND WARRANTIES

         4.1 Sellers' Representations and Warranties. Sellers represent and warrant to Buyer as of the date hereof and the Closing Date that:

                  (a) Each Seller is a corporation duly organized, validly existing, and in good standing under the laws of its state of incorporation, and is duly qualified to carry on its business in each jurisdiction where the ownership of property or the conduct of its business requires such qualification. Without limiting the foregoing, TEPI is qualified in Texas; TEPI is qualified to do business in Louisiana, and in the MMS Gulf of Mexico OCS Region; and TEPI (Lockport) and TEPI (Kings Bayou) are qualified to do business in Louisiana.

                  (b) Each Seller has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and the other documents and agreements contemplated hereby, to sell the Assets owned by it on the terms described in this Agreement, and to perform its obligations under this Agreement and the other documents and agreements contemplated hereby. The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with, any provision of any Seller's charter, bylaws or governing documents or any material agreement or instrument to which any Seller is a party or by which it is bound (except any provisions contained in agreements customary in the oil and gas industry relating to (i) the preferential right to purchase all or any portion of the Assets, (ii) required consents to transfer and related provisions,
         (iii) any other third-party approvals or consents contemplated herein or any judgment, decree, order, statute, rule, or regulation applicable to Sellers, and (iv) maintenance of uniform interest provisions). The execution, delivery and performance of this Agreement and the transactions contemplated hereunder have been duly and validly authorized by all requisite corporate action on the part of each of the Sellers.

                  (c) This Agreement constitutes, and all documents and instruments required hereunder to be executed and delivered by Sellers at Closing constitute, legal, valid and binding obligations of the respective Sellers in accordance with their respective terms, subject to applicable bankruptcy and other similar laws of general application with respect to creditors.

                  (d) There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or threatened against any Seller.

                  (e) (i) Before the date hereof, Sellers have operated and maintained the Assets (as to which any Seller is Operator) consistent with good oil- and gas-field practices and have not entered into any agreements or transactions with respect thereto except for contracts and agreements with respect to the conduct of operations entered into in the ordinary course of business. The Equipment, to the extent necessary or useful for current operations, is in good working order in all material respects, is satisfactory in all material respects for the current operation of the Wells, and is in compliance in all material respects with all rules, regulations, orders and laws of all governmental authorities having jurisdiction. The Permits and Easements are sufficient in all material respects for the current efficient and economic transportation of Hydrocarbons from the Wells to available markets. (ii) Exhibits "D-1" and "D-2" are a complete and accurate listing of all the Wells Known to Sellers on the Leases and the status thereof. Each of the Wells that is currently producing is in compliance in all material respects with all rules, regulations, orders and laws of all governmental authorities having jurisdiction.

                  (f) Except as set forth on Schedule 4.1(f): (i) There exist no pending suits, proceedings, arbitrations, written Claims, or government investigations relating to the Assets; (ii) no Seller has been notified in writing, or received written notices of violation or non-compliance with any rule, regulation, order or law relating to the Assets which could have a material and adverse effect upon the Assets or the value or operation thereof; and (iii) to Sellers' Knowledge no such matters are threatened, contemplated or warranted.

                  (g) Sellers and the Assets are in material compliance with all applicable federal and state laws, rules, regulations, and orders (except Environmental Laws, as to which Sellers make representations and warranties separately in Section 4.1(p)). To Sellers' Knowledge, Sellers' predecessors in interest with respect to the Assets were in material compliance with all federal and state laws, rules, regulations, and orders applicable to the ownership and operation of the Assets (except Environmental Laws, as to which the representations and warranties in
         Section 4.1(p) apply separately).

                  (h) Except for the Related Contracts, there exist no agreements, contracts or commitments that are material to the ownership, operation, value, or use of any Assets, or to which any Assets or Buyer will be subject after the Closing. All Related Contracts contain only such terms as are typical and customary in the oil and gas industry for agreements of their nature, and no Related Contract contains any excessive or uncustomary terms that will materially interfere with Buyer's ownership and operation of any Asset, that imposes any financial or other obligations beyond those customary in agreements of their nature, or that has a material adverse effect on the value or use of any Asset. Except as set forth on Schedule 4.1(h), all Related Contracts, including without limitation the Leases, the Units and the Permits and Easements, are in full force and effect in all material respects, and no terms thereof have been amended, modified or waived. Sellers (and to Seller's Knowledge Sellers' predecessors in interest with respect to the Assets) are not and never have been in default in any material respect of any obligations under any Related Contract, including without limitation, the Leases, the Units, and the Permits and Easements, and no such default has ever been asserted. To Sellers' Knowledge, no counterparty to any Related Contract, including without limitation any Lease, Unit, Permit or Easement, is or has ever been in default of the terms thereof in any material respect and no such default has ever been asserted.

                  (i) Except for those items disclosed in Exhibits "A-1" through "A-5", and subject to Permitted Encumbrances, immediately prior to and at Closing, title to each Seller's interest in the Assets and production therefrom is free and clear of any and all liens, pledges, encumbrances, reservations, options, "after payout" and "before payout" conversions or reductions, preferential rights, or rights of first refusal to purchase any of the Assets, and is free of Title Defects.

                  (j) Except as set forth on Schedule 4.1(j), no imbalances exist as of the Effective Time with third parties with respect to production, transportation or processing of Hydrocarbons attributable to Sellers' interest in and ownership of Hydrocarbons produced from the Assets prior to the Effective Time.

                  (k) Except with respect to approvals of the MMS and the State of Louisiana, no authorization, consent, approval, license or exemption from, and no filing or registration with, any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, is necessary for the valid execution and delivery by any Seller, or the performance by any Seller, of its obligations under this Agreement that has not been obtained or performed.

                  (l) To each Seller's Knowledge, except as to those matters described in Sections 4.1(b) and (k), there are no necessary consents, permissions, waivers, notifications or approvals of third parties that are necessary to consummate the transfers provided for herein, or were required to consummate a previous assignment, mortgage or transfer of the contract rights or of the Leases identified or referred to in the Exhibits hereto, other than those which have been obtained by Sellers prior to Closing.

                  (m) Except as set forth in Schedule 4.1(m), with respect to each Seller's interests in the Assets, there exist no outstanding take-or-pay claims or disputes with respect to the Assets, and no such claims or disputes with respect to the Assets will be settled or resolved between the date of this Agreement and the Closing Date.

                  (n) Except as set forth on Schedule 4.1(n), there exist no outstanding AFE's in excess of the amount of $75,000.00 (seventy-five thousand dollars) net to Sellers with respect to which Buyer would be expected or required to provide funding.

                  (o) All ad valorem, property, royalty, production, excise, severance and similar taxes and assessments payable with respect to the Assets and based on or measured by the ownership of property or the production or removal of hydrocarbons or the receipt of proceeds therefrom have been or will be timely paid in all respects. All costs and expenses relating to the Assets accruing prior to the Effective Time and due before Closing have been or will be timely paid in all respects prior to Closing.

                  (p) Except as set forth on Schedule 4.1(p): (i) Sellers and the Assets are in compliance in all material respects with all Environmental Laws and all material terms and conditions of environmental permits, licenses and authorizations;
         (ii) there are no suits, proceedings or investigations pending with respect to the Assets under any Environmental Law; (iii) no Seller has Knowledge of, nor has such Seller received written notice of, any conditions, circumstances, activities, practices, incidents, actions, or plans that could reasonably interfere or prevent continued compliance, or that could reasonably give rise to any material liability, or otherwise form the basis of any material claim, action, suit, proceeding, hearing or investigation, based on or related to the processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous substance or other toxic material or waste on, from or attributable to the Assets or any portion thereof; and (iv) there are no Environmental Liabilities.

                  (q) Schedule 4.1(q) identifies the significant continuing obligations assumed by any Seller under the Prior Asset Purchase Agreements, which obligations are to be assumed by Buyer to the extent provided in Buyer's Limited Assumption Agreement.

                  (r) Schedule 4.1(r) identifies all obligations assumed by any parent of any Seller under the Sellers' Prior Parent Guaranties in connection with the Prior Asset Purchase Agreements, which guaranties are to be assumed by Buyer to the extent provided in Buyer's Limited Assumption Agreement.

                  (s) Sellers have incurred no obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of the matters provided for in this Agreement, except with respect to Harrison Lovegrove, LP, which obligation and liability Sellers shall discharge and for which Buyer will have no responsibility.

         4.2 Seller's Warranties at Closing. Sellers shall use reasonable commercial efforts to assure that the warranties and representations herein contained with respect to them are true and correct as of Closing and shall give prompt written notice to Buyer after execution of this Agreement and before Closing of any matter which renders such warranty or representation untrue in any material respect.

                                    ARTICLE V
                     BUYER'S REPRESENTATIONS AND WARRANTIES

         5.1 Buyer's Representations and Warranties. Buyer represents and warrants to Sellers as of the date hereof and the Closing Date that:

                  (a) Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware and is duly qualified to carry on its business in Texas and Louisiana, and in the MMS Gulf of Mexico OCS Region.

                  (b) Buyer has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and the other documents and agreements contemplated hereby, to purchase the Assets on the terms described in this Agreement, and to perform its obligations under this Agreement and the other documents and agreements contemplated hereby.

                  (c) The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with, any provision of Buyer's charter, bylaws or governing documents, or any material agreement or instrument to which Buyer is a party or by which it is bound, or any judgment, decree, order, statute, rule or regulation applicable to Buyer; and the execution, delivery and performance of this Agreement and the transactions contemplated hereunder have been duly and validly authorized by all requisite corporate action on the part of Buyer.

                  (d) This Agreement constitutes, and all documents and instruments required hereunder to be executed and delivered by Buyer at Closing will constitute, legal, valid and binding obligations of Buyer in accordance with their respective terms, subject to bankruptcy and other similar laws of general application with respect to creditors.

                  (e) There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or threatened against Buyer.

                  (f) Buyer is an experienced and knowledgeable investor in the oil and gas business. Prior to entering into this Agreement, Buyer was advised by and has relied solely on its own expertise and legal, tax and other professional counsel.

                  (g) Buyer has arranged to have available by the Closing Date sufficient funds to enable the payment to Sellers by wire transfer of the Purchase Price in accordance with Section 11.3, and otherwise to perform Buyer's obligations under this Agreement.

                  (h) Buyer is acquiring the Assets for its own account and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act of 1933, 15 U.S.C. Section 77a et seq., and any other rules, regulations, and laws pertaining to the distribution of securities. Without limitation of the foregoing, Buyer is not acquiring the Assets with the intent of distributing fractional undivided interests therein such as would be subject to regulation by federal or state securities laws, and if, in the future, Buyer should sell, transfer or otherwise dispose of the Assets or fractional undivided interests therein, it will do so in full compliance with any applicable federal and state securities laws.

                  (i) Buyer is, and after Closing shall continue to be, qualified to own the federal oil, gas, and mineral leases and any pipeline(s) subject hereto in the MMS Gulf of Mexico OCS Region, including meeting their existing or increased bonding or any other bonding and financial requirements of the MMS or other governmental agencies.

                  (j) The consummation of the transactions contemplated hereby will not cause Buyer to be disqualified to be owner of federal, oil, gas, and mineral leases in the MMS Gulf of Mexico OCS region, or to exceed any acreage limitation imposed by any law, statue, rule or regulation.

                  (k) Buyer has incurred no obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of the matters provided for in this Agreement.

                  (l) AT THE TIME OF CLOSING, ASSUMING THAT SELLERS WILL HAVE COMPLIED WITH SECTIONS 6.1, 6.2 AND 6.3, BUYER (i) WILL HAVE

         ACQUIRED THE ASSETS ON THE BASIS OF ITS OWN INVESTIGATION OF THE PHYSICAL CONDITION OF THE ASSETS AND (ii) WILL HAVE UNDERSTOOD THAT THE ASSETS HAVE BEEN USED IN THE MANNER AND FOR THE PURPOSES SET FORTH HEREIN AND THAT PHYSICAL CHANGES TO THE ASSETS MAY HAVE OCCURRED AS A RESULT OF SUCH USE, AND (iii) IN ACQUIRING THE ASSETS, BUYER WILL HAVE RELIED SOLELY ON ITS INDEPENDENT INVESTIGATION OF, AND JUDGMENT WITH RESPECT TO, THE ASSETS AND THE ADVICE OF ITS OWN LEGAL, TAX, ECONOMIC, ENVIRONMENTAL, ENGINEERING, GEOLOGICAL AND GEOPHYSICAL ADVISORS AND NOT ON ANY COMMENTS OR STATEMENTS OF ANY REPRESENTATIVES OF, OR CONSULTANTS OR ADVISORS ENGAGED BY SELLERS, AND BUYER IS PURCHASING THE ASSETS "AS IS, WHERE IS" SUBJECT TO THE TERMS OF THIS AGREEMENT.

                  (m) BUYER HAS BEEN INFORMED THAT OIL AND GAS PRODUCING FORMATIONS CAN CONTAIN NORM. SCALE FORMATION OR SLUDGE DEPOSITS CAN CONCENTRATE LOW LEVELS OF NORM ON EQUIPMENT, MATERIAL AND OTHER ASSETS. SOME OR ALL OF THE ASSETS SUBJECT TO THIS AGREEMENT MAY HAVE LEVELS OF NORM ABOVE BACKGROUND LEVELS. A HEALTH HAZARD MAY EXIST IN CONNECTION WITH THESE ASSETS BY REASON THEREOF. THEREFORE, BUYER MAY NEED TO FOLLOW SAFETY PROCEDURES WHEN HANDLING THE ASSETS.

                  (n) EXCEPT AS SET FORTH IN ARTICLE IV, BUYER HEREBY WAIVES AND ACKNOWLEDGES THAT SELLERS HAVE NOT MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO (a) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR VERBAL) NOW, HERETOFORE, OR HEREAFTER FURNISHED TO BUYER BY OR ON BEHALF OF SELLERS OR (b) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GEOLOGICAL OR GEOPHYSICAL

         DATA OR INTERPRETATIONS, THE QUALITY, QUANTITY, RECOVERABILITY OR COST OF RECOVERY OF ANY HYDROCARBON RESERVES, ANY PRODUCT PRICING ASSUMPTIONS, OR THE ABILITY TO SELL OR MARKET ANY HYDROCARBONS AFTER CLOSING.

         5.2 Buyer's Warranties at Closing. Buyer shall use all reasonable commercial efforts to assure that the warranties and representations herein contained are true and correct as of Closing and shall give prompt written notice to Sellers after the execution of this Agreement and before Closing of any matter which renders such warranty or representation untrue in any material respect.

                                   ARTICLE VI
                      ACCESS TO INFORMATION AND INSPECTION

         6.1 Title Files. Promptly after the execution of this Agreement and until the Closing Date, Sellers shall permit Buyer to review at Sellers' offices in Houston, Texas, and other locations where files or other records may be kept, upon reasonable request and during normal working hours, all available title files, ownership maps, lease files, assignments, division orders, payout statements, agreements, and similar information in Sellers' possession pertaining to Sellers' title to the Assets. Such information may have been made available to Buyer prior to the execution of this Agreement under a confidentiality agreement between any of Sellers and Buyer. No warranty of any kind is made by any Seller as to the information so supplied, and Buyer agrees that any conclusions drawn therefrom shall be the result of its own independent review and judgment.

         6.2 Other Files. Promptly after the execution of this Agreement and until the Closing Date, Sellers shall make available to Buyer, for its inspection, all environmental, regulatory, operating, production and engineering books, records and data in possession of Sellers which are directly related to or constitute a portion of the Assets, and all other files, records, and data pertaining to the Assets, except (a) all seismic, geological and geophysical data not constituting a part of the Assets, (b) that which Sellers are prevented from disclosing by contractual obligations (other than the joint operating agreements applicable to the Leases) with third parties after Sellers have made a reasonable effort to secure the waiver of such obligations, and (c) those which are part of the Excluded Assets. No warranty of any kind is made by any Seller as to the information so supplied, and Buyer agrees that any conclusions drawn therefrom shall be the result of its own independent review and judgment.

         6.3 Inspections. Promptly after the execution of this Agreement and until Closing, Sellers, subject to any necessary third-party operator or other approval, shall permit Buyer and its representatives at reasonable times and at their sole risk, cost and expense, to conduct reasonable inspections of the Assets; provided, however, Buyer shall repair any damage it may cause to the Assets resulting from such inspections and any such inspection shall be covered by Buyer's indemnity provided in Section 13.3. The Parties understand and agree that Buyer may perform a Phase I environmental assessment of the Assets, or any of them, but that Buyer shall not, without Sellers' prior written consent, perform any Phase II environmental assessment. If Buyer requests the consent of Sellers to perform any Phase II environmental assessment and Sellers do not consent, then the field so proposed to be investigated shall be excluded from the Assets to be purchased and sold hereunder and the Purchase Price shall be reduced by the value allocated to such field on Schedule 3.1. Buyer shall promptly provide to Sellers copies of any Phase I or other environmental assessments of the Assets or any of them that Buyer may conduct.

         6.4 Confidentiality. All information made available to Buyer pursuant to any provision of this Agreement shall be maintained confidential by Buyer until Closing. Any confidentiality agreements Buyer has previously executed with or for the benefit of Sellers with respect to the Assets shall continue in force until Closing, at which time such agreements shall terminate. Buyer shall further take whatever reasonable steps which may be necessary to ensure that Buyer's employees, consultants and agents comply with the provisions of this Section 6.4.

         6.5 Change in Condition. Buyer shall assume all risk of loss with respect to any change in the condition of the Assets from the date of this Agreement until Closing for production of Hydrocarbons through normal depletion, including the watering-out of any well, collapsed, corroded, or perforated casing, tubing or flowlines, or sand infiltration of any well and the depreciation of personal property through ordinary wear and tear (none of which shall be a Material Adverse Change under Section 10.2(e)).

                                   ARTICLE VII
                         TITLE AND ENVIRONMENTAL MATTERS

         7.1 Notice of Title Defects. If, prior to Closing, Buyer determines the existence of a "Title Defect" as defined in Section 7.2 below, Buyer shall notify Sellers in writing of any matter Buyer considers to be a Title Defect as soon as reasonably possible after such determination but, in any event, by not later than 5:00 p.m., Houston, Texas, time on October 10, 2003 (the "Defect Notice Date"). Such notice ("Notice of Title Defect") shall include
(i) a specific description of the matter Buyer asserts as a Title Defect, (ii) a specific description of the Asset or portion of the Assets that is affected by the Title Defect, (iii) Buyer's calculation of the amount by which each Title Defect has diminished the value of the Assets, such amount to be determined by Buyer in good faith and in a commercially reasonable manner based on the allocation of the Purchase Price to the Assets as set forth on Schedule 3.1 hereto, and (iv) all necessary and desirable supporting documentation. Without prejudice to Sellers' special warranty of title specified in Section 7.4, which shall apply in any event, and subject to Sellers' representation and warranty specified in Section 4.1(i), which representation and warranty will not survive the Closing, Buyer shall be deemed to have waived any Title Defect which Buyer fails to assert in its Notice of Title Defect on or before the Defect Notice Date.

         7.2 Title Defect. (a) The term "Title Defect" shall refer to any defect or deficiency in title to any Asset, except for Permitted Encumbrances, that (i) creates a lien, charge, contract, agreement, claim, encumbrance or other adverse claim, defect or deficiency affecting the value, use or ownership of any Seller in such Asset, (ii) diminishes any Seller's Net Revenue Interest from that set forth on Exhibits "A-1" through "A-5, (iii) increases any Seller's Working Interest from that set forth in Exhibits "A-1" through "A- 5" without a corresponding increase in Seller's Net Revenue Interest, or which creates an obligation to pay costs or expenses in an amount greater than such interest. No adjustment to the Purchase Price for Title Defects shall be made unless and until, and only to the extent that, (a) the value of such individual Title Defect exceeds $5,000.00 (five thousand dollars) in the case of a Title Defect relating to a Net Revenue Interest or a Working Interest and $25,000.00 (twenty-five thousand dollars) otherwise and (b) the aggregate value of all Title Defects exceeds 1.5% (one and one-half percent) of the Purchase Price.

                  (b) For purposes of this Agreement "Permitted Encumbrances" means:

                           (i) lessor's royalties, non-participating royalties, overriding royalties, and division orders and sales and transportation contracts containing customary terms and provisions covering oil, gas or associated liquified or gaseous Hydrocarbons, reversionary interests, and similar burdens if the net cumulative effect of such burdens does not operate to reduce the Net Revenue Interest in any Asset to an amount less than the Net Revenue Interest set forth on Exhibits "A-1" through "A-5" or increase the Working Interest of any Asset from that set forth in Exhibits "A-1" through "A-5" without a corresponding increase in the Net Revenue Interest;

                           (ii) subject to the provisions of Section 8.1 hereof, preferential rights to purchase and required non-governmental third party consents to assignments and similar agreements identified on Schedule 4.1(i) with respect to which prior to Closing (A) waivers or consents are obtained from the appropriate parties, or (B) the appropriate time period for asserting such rights has expired without an exercise of such rights;

                           (iii) liens for taxes or assessments not yet due or delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

                           (iv) all rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein, if the same are customarily obtained subsequent to such sale or conveyance and Buyer and Sellers have no reason to believe they cannot be obtained;

                           (v) such Title Defects as Buyer may have expressly waived in writing (it being understood and agreed that Buyer shall not be obligated to waive any defect);

                           (vi) easements, rights-of way, servitudes, permits, surface leases and other rights in respect of surface operations; provided they do not materially interfere with Buyer's operation or use of the Assets;

                           (vii) defects, irregularities and deficiencies in title of or to any rights-of-way, easements, surface leases or other rights which do not materially impair the use of such rights-of-way, easements, surface leases or other rights for the purpose of which such rights will be held by Buyer;

                           (viii)   environmental laws and regulations
                  applicable to the Assets;

                           (ix) vendors', carriers', warehousemen's, repairmen's mechanics' workmen's, materialmen's, construction or other like liens arising by operation of law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due and, if due, which will be paid by Sellers prior to Closing;

                           (x)      all other liens, claims, charges,
                  encumbrances, contracts, agreements, instruments, obligations, defects, and irregularities affecting the Assets, and/or which individually or in the aggregate are not such as to interfere with the operation, value, or use of any of the Assets, do not prevent Buyer from receiving the proceeds of production from the Assets, do not reduce the Net Revenue Interest of any of the Assets to less than the Net Revenue Interest set forth on Exhibits ""A-1" through "A-5" and do not obligate Buyer to bear costs and expenses relating to the maintenance, development, and operation of any of the interests in any amount greater than the Working Interest set forth on Exhibits "A-1" through "A-5" (unless the Net Revenue Interest for such Asset is greater than the Net Revenue Interest set forth in Exhibits "A-1" through "A- 5" in the same proportion as any increase in such Working Interest); and

                           (xi) the Related Contracts to the extent that, with respect to an individual Related Contract, Sellers' representation and warranty in Section 4.1(h) with respect thereto is true and correct; provided, however, that, notwithstanding the foregoing, a Related Contract is not a Permitted Encumbrance (x) if it is not noted on Exhibits

                  "A-1" through "A-5" and (y) if and to the extent that it operates to reduce the Net Revenue Interest in any Asset to an amount less than the Net Revenue Interest set forth on Exhibits "A-1" through "A-5" or to increase the Working Interest of any Asset from that set forth on such Exhibits without a corresponding increase in the Net Revenue Interest.

         7.3 Remedies for Title Defects. Subject to Section 7.2, the Purchase Price shall be reduced by the value of all Title Defects. Upon timely delivery by Buyer to Sellers of a Notice of Title Defect, Buyer and Sellers shall meet and use their commercially reasonable efforts to agree on the validity of the claim and the amount of any required Purchase Price adjustment. If the parties cannot agree on the amount of a Purchase Price adjustment, such amount shall be determined in accordance with the following guidelines:

                  (a) If a Title Defect is based upon Buyer's notice that an interest discrepancy exists and Sellers owns a lesser Net Revenue Interest or is responsible for a greater Working Interest (without a corresponding and proportionate increase in the applicable Net Revenue Interest), or Sellers' interest is subject to reduction because of an undisclosed reversionary or "back-in" interest, then the Purchase Price shall be reduced. For each interest discrepancy, a report value reduction shall be calculated as follows. The report value reduction for a lease or property shall be calculated using the Netherland Sewell Reserve Report value at a discount rate of 10% for proved reserves of that Lease or property as the amount of present value of 10% attributed to the deficiency in interest. This report value reduction shall then be divided by the Netherland Sewell Reserve Report value for the proved reserves of the entire subject field to calculate a fraction reduction in field value. This fraction reduction in field value shall then be multiplied by the allocation of field value from Schedule 3.1 to calculate the reduction in Purchase Price. For differences in Net Revenue Interest or Working Interest in a Lease or property not included in the Netherland Sewell Reserve Report, if any, the Parties shall use their commercially reasonable efforts to agree on a mutually acceptable Purchase Price adjustment.

                  (b) In the event a third party exercises an applicable preferential right of purchase, the Purchase Price shall be reduced by the allocated value of the affected Lease or property or portion thereof on Schedule 3.1, and Closing shall occur as to the remainder of the Assets, if any.

                  (c) If a Title Defect is a lien, encumbrance or other charge upon a Lease which is liquidated in amount, then the adjustment shall be the sum necessary to be paid to the obligee to remove the Title Defect from the affected Lease and Sellers shall pay such sum to the obligee on or before Closing. However, Sellers reserve the right, but not the obligation, to retain the obligation of this Title Defect and elect to challenge the validity of any such Title Defect or any portion thereof, and Buyer shall extend reasonable cooperation to Sellers in such efforts at no risk or expense to Buyer, and Sellers shall indemnify Buyer against any and all costs, expenses and losses relating to such Title Defect. If a Title Defect represents an obligation or burden upon the affected Lease for which the economic detriment to Buyer is not liquidated but can be estimated with reasonable certainty, the adjustment shall be the amount Sellers and Buyer mutually agree upon as necessary to compensate Buyer at Closing for the adverse economic effect which such Title Defect will have on the affected Lease and Buyer shall assume such Title Defect.

                  (d) If Buyer is entitled to receive an adjustment for a Title Defect, as provided in this Agreement, Sellers shall have the right, but not the obligation, to attempt to cure the Title Defect and cancel the reduction in the Purchase Price if cured, by advising Buyer of such election within five (5) days of receipt of Buyer's Notice of Title Defect. If Sellers choose to cure the Title Defect, but have not done so by Closing, Sellers shall have the right to postpone Closing for a period not to exceed sixty (60) calendar days from the original Closing Date.

                  (e) If the Parties cannot agree on the adjustment to the Purchase Price resulting from one or more Title Defects, then, assuming that all conditions to Closing shall have been satisfied or waived, then, without prejudice to either Party's rights hereunder, the Parties shall nevertheless proceed to Closing. In such event, Buyer shall at Closing deposit in an escrow account at a bank mutually agreed by the Parties the amount of the aggregate allocated values as shown on
         Schedule 3.1 of such Assets or portions thereof subject to such Title Defects. If the Parties have not been able to agree on the value of the adjustment by the thirtieth (30th) business day after the Closing Date, then the Parties shall refer the matter for determination by a lawyer in Houston, Texas, who is qualified to render title opinions with respect to oil and gas properties and who is mutually acceptable to both Parties, who shall be instructed to resolve the matter within thirty (30) days after reference to him. Such lawyer may, if necessary, engage local counsel and an oil-and-gas economic expert to assist him in rendering his determination. Such lawyer's determination shall be final and binding on the Parties, and within five (5) days after such lawyer shall have issued his determination to the Parties, the Parties shall instruct the escrow agent to release funds accordingly. The fees and expenses of such lawyer and of the escrow agent shall be borne equally by the Parties.

         7.4 Special Warranty of Title. SELLERS SHALL CONVEY SELLERS' INTERESTS SPECIFIED IN EXHIBITS "A-1" THROUGH "A-5" IN AND TO THE ASSETS TO BUYER WITHOUT ANY WARRANTY OF TITLE, EXPRESS OR IMPLIED, EXCEPT FOR SELLERS' SPECIAL WARRANTY BY, THROUGH AND UNDER SELLERS, BUT NOT OTHERWISE, AS PROVIDED IN THE FORMS OF ASSIGNMENT ATTACHED AS EXHIBITS "E", "F", "G", "H", "I", "J" AND "K" HERETO. Sellers' special title warranty above shall not cover those items expressly waived by Buyer in writing, and Buyer's sole remedy for any breach of Sellers' special title warranty shall be limited to that portion of the Purchase Price (without interest) allocated under Schedule 3.1 to the portion of the Assets affected by Sellers' breach of special title warranty. If there is no allocation under Schedule 3.1 for the portion of the Assets affected by Sellers' breach of special title warranty, the Parties shall use their commercially reasonable efforts to agree on the value of same. If the Parties cannot agree on such value within thirty (30) days, either Party may seek a judicial determination thereof in the courts of Harris County, Texas.

         7.5 Notice of Environmental Defects. If, prior to Closing, Buyer determines the existence of an "Environmental Defect" as defined in Section 7.6 below, Buyer shall notify Sellers in writing of any matter Buyer considers to be an Environmental Defect as soon as reasonably possible after Buyer becomes aware of such Environmental Defect but, in any event, by not later than the Defect Notice Date. Such notice ("Notice of Environmental Defect") shall include (i) a specific description of the matter Buyer asserts as an Environmental Defect,
(ii) a specific description of the Asset or portion of the Assets that is affected by the Environmental

Defect, (iii) Buyer's calculation of (x) the amount by which each Environmental Defect has diminished the value of the Assets and (y) the amount necessary to eliminate or resolve all Environmental Liabilities relating to such Environmental Defect, such amounts to be determined by Buyer in good faith and in a commercially reasonable manner (collectively, the "Environmental Defect Value"), and (iv) all necessary and desirable supporting documentation. Except for (i) the exclusions from Buyer's Assumed Environmental Obligations specified in Section 12.5(b) and (ii) Sellers' representation and warranty set forth in
Section 4.1(p), which representation and warranty does not survive the Closing, Buyer shall be deemed to have waived any Environmental Defect which Buyer fails to assert in its Notice of Environmental Defect on or before the Defect Notice Date.

         7.6 Environmental Defect. (a) The term "Environmental Defect" shall refer to (i) the failure of the Assets, or any of them, to be in material compliance with all applicable Environmental Laws; (ii) the Assets, or any of them, being subject to any agreements, consent orders, decrees or judgments based on any Environmental Laws that negatively and materially impact the future use of any portion of the Assets or that require any material change in the present conditions of any of the Assets; (iii) the Assets being subject to any material uncured notices of violations of or material noncompliance with any applicable Environmental Laws; or (iv) any matter that would constitute a breach or misstatement of Sellers' representation and warranty stated in Section 4.1(p) (without giving effect to the exception for the matters listed on Schedule 4.1(p)). No adjustment to the Purchase Price for Environmental Defects shall be made unless and until, and only to the extent that, (a) the value of such individual Environmental Defect exceeds $50,000.00 (fifty thousand dollars) and
(b) the aggregate value of all such Environmental Defects exceeds 1.5% (one and one-half percent) of the Purchase Price.

         7.7 Remedies for Environmental Defects. Sellers shall have the right, but not the obligation, to cure any Environmental Defect affecting the Assets. If an Environmental Defect is not cured to Buyer's reasonable satisfaction on or before the Closing Date, the Parties shall nevertheless proceed to Closing, and Buyer shall, at Sellers' option, but subject to the provisions of Section 7.6, either:

         (a) acquire the Assets except for the Asset or Assets affected by the Environmental Defect or Defects, in which case the Purchase Price shall be reduced by the allocated value of the Asset or Assets as set forth on Schedule 3.1; or

         (b) accept the Asset or Assets affected by the Environmental Defect, and acquire all the Assets, in which case the Purchase Price shall be reduced by the Environmental Defect Value associated with such Environmental Defect.

                                  ARTICLE VIII
                   PREFERENTIAL PURCHASE RIGHTS AND CONSENTS

         8.1      Preferential Purchase Rights and Consents.

                  (a) As provided in Section 4.1(l), certain preferential purchase rights or rights of approval or consent may exist with respect to the Leases under the agreements and Leases shown on Schedule 4.1(i). Sellers shall use reasonable efforts to notify all holders of (i) preferential rights, (ii) rights of consent to the assignment of the Assets (other than governmental consents, which are to be handled pursuant to Sections 17.1 and 17.2), or (iii) rights of approval of the assignment of the Assets, of its intention to sell the portion of the Assets affected thereby, and of the terms and conditions of this Agreement. Sellers shall not be liable to Buyer if any preferential rights are exercised, or any consents are denied, except as expressly provided in this Section 8.1. Sellers shall promptly notify Buyer if any preferential rights are exercised, any consents or approvals denied, or if the requisite period has elapsed without said rights having been exercised or consents or approvals having been received. If, prior to Closing, any such preferential rights are timely and properly exercised, the interest or part thereof so affected shall be eliminated from the Assets and the Purchase Price reduced by the portion of the Purchase Price allocated to such interest or part thereof as provided in Schedule 3.1.

                  (b) If any additional third party preferential purchase rights are discovered after Closing, or if a third party preferential rights holder alleges improper notice, then Buyer agrees to cooperate with Sellers in giving effect to any such valid third party preferential purchase rights which are binding on Buyer. In the event any such third party preferential purchase rights are validly exercised after Closing, Buyer's sole remedy against Sellers shall be the return by Sellers to Buyer of that portion of the Purchase Price (without interest) allocated under Schedule 3.1 to the portion of the Assets on which such rights are exercised and lost by Buyer to such third party, less the proceeds of production net of all expenses, capital expenditures, royalties, and costs of operations (including plugging and abandonment expenses but excluding mortgage interest and any burdens or encumbrances created by Buyer which shall be released prior to this payment) allocable to such interest, without interest. If there is no allocation under Schedule 3.1 for the portion of the Assets on which such rights are alleged or exercised, then the Parties shall use their commercially reasonable efforts to agree on the value of same to be returned to Buyer in the event it is lost to a third party. If the Parties cannot agree on such value within thirty (30) days, either Party may seek a judicial determination thereof in the courts of Harris County, Texas.

                                   ARTICLE IX
                            COVENANTS PENDING CLOSING

         9.1      Covenants of Sellers Pending Closing.

                  (a) From and after the date of execution of this Agreement and until the Closing, except as otherwise consented to by Buyer in writing and the constraints of applicable operating and other agreements, Sellers shall operate, manage, and administer the Assets in a good and workmanlike manner consistent with their past practices, and shall carry on their business with respect to the Assets in substantially the same manner as before execution of this Agreement. Sellers shall use commercially reasonable efforts to preserve in full force and effect all Leases, operating agreements, easements, rights-of-way, permits, licenses, and agreements which relate to the Assets in which Sellers own an interest, and shall perform all obligations of Sellers in or under all such agreements relating to the Assets. Sellers shall, except for emergency action taken in the face of serious risk to life, property, or the environment, or in order to maintain any Seller's interest in any Lease (i) submit to Buyer, for prior written approval, such approval not to be unreasonably withheld, all requests for operating or capital expenditures which require the submission of an AFE under the applicable operating agreement and all proposed contracts and agreements relating to the Assets which involve individual commitments of more than $100,000.00 (one hundred thousand dollars); (ii) consult with, inform, and advise Buyer regarding all material matters concerning the operation, management, and administration of the Assets, and (iii) obtain Buyer's written approval, such approval not to be unreasonably withheld, prior to voting on any material matter under any operating, unit, joint venture, partnership, or similar agreement. Buyer hereby approves the operating and capital expenditures incurred by Sellers from the Effective Time through the date of this Agreement, as such capital expenditures are shown on Schedule 9.1(a).

                  (b) Sellers shall promptly notify Buyer of any suit, lessor demand, action, or other proceeding before any court, arbitrator, or governmental agency and any cause of action or any threat of any such suit, demand, action, proceeding or cause of action which relates to the Assets or which might result in impairment or loss of Sellers' interest in any portion of the Assets or which might hinder or impede the operation of the Assets.

         9.2 Mutual Covenants. Sellers and Buyer agree to use their commercially reasonable efforts to take or cause to be taken all such actions as may be necessary to consummate and make effective the purchase and sale contemplated by this Agreement, to cause the conditions set forth herein to be satisfied by the Closing Date, and to assure that neither Sellers nor Buyer will be under any material corporate legal, or contractual restriction that would prohibit or delay the timely consummation of such purchase and sale.

                                    ARTICLE X
                               CLOSING CONDITIONS

         10.1 Sellers' Closing Conditions. The obligations of Sellers under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions:

                  (a) All representations and warranties of Buyer contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, and Buyer shall have performed and satisfied all agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing.

                  (b) The execution, delivery, and performance of this Agreement and the transactions contemplated thereby have been duly and validly authorized by all necessary action, corporate or otherwise, on the part of Buyer.

                  (c) Except for approvals covered by Sections 17.1, 17.2 and 17.4 hereof, all necessary consents of and filings, if any, with any applicable state or federal government authority or agency relating to the consummation of the transactions contemplated by this Agreement shall have been obtained, accomplished or waived.

                  (d) As of the Closing Date, no suit, action or other proceeding shall be pending or threatened before any court or governmental agency seeking to restrain Sellers or prohibit the closing or seeking damages against Sellers as a result of the consummation of this Agreement.

                  (e) As of Closing, Buyer has not claimed a Material Adverse Change with respect to the Assets under Section 10.2(e) hereof.

                  (f) Buyer or its nominated successor Operator has insurance providing the following minimum insurance coverages, to be in effect through such time as the approvals specified in Sections 17.1 through 17.3 are pending, with limits of liability of not less than those set out below:

                           (i) Insurance which shall comply with all applicable workers' compensation and occupational disease laws and which shall cover all of the Buyer's employees performing any work or activities as to oil and gas leasehold interests subject to this Agreement. Buyer shall carry insurance for all work performed offshore, including insurance to cover claims under the United States Longshoremen's and Harbor Workers' Act extended to include the Outer Continental Shelf;

                           (ii) Commercial general liability insurance (including contractual liability coverage) with a combined bodily injury and property damage limit of not less than $1,000,000.00 (one million dollars) for each occurrence and pollution liability insurance with a coverage of not less than $1,000,000.00 (one million dollars) for each occurrence. Such insurance shall include coverage for all liability assumed by Buyer under the terms of this Agreement with limits not less than those set out above. As to all commercial general liability and pollution insurance policies, Buyer shall endeavor to name Sellers as an additional insured but only to the extent of those insurable risks assumed by Buyer under this Agreement.

                           (iii) Excess liability insurance (including contractual liability coverage) with a combined bodily injury and property damage limit of not less than $100,000,000.00 (one hundred million dollars) for each occurrence. Such insurance shall include excess coverage for all liability assumed by Buyer under the terms of this Agreement with limits not less than those set out above. As to all excess insurance policies, Buyer shall endeavor to name Sellers as an additional insured but only to the extent of those insurable risks assumed by Buyer under this Agreement.

                           (iv) Well control insurance of not less than $50,000,000.00 (fifty million dollars) for each occurrence.

                           (v) Such other insurance and proof of financial responsibility as is required under the applicable provisions of the Oil Pollution Act of 1990 ("OPA").

                  (g) Buyer shall have furnished Sellers with certificates of insurance on forms reasonably acceptable to Sellers, listing all such insurance policies referred to in paragraph (f) above. Buyer shall ensure that its insurers waive all rights of recovery or subrogation against Sellers, its parent, subsidiaries, affiliates, and all of their agents, directors, officers, employees or servants, with respect to this Agreement and the Assets. Neither failure to comply, nor full compliance with, the insurance provisions of this Agreement shall limit or relieve Buyer from indemnifying and holding Sellers harmless in accordance with this Agreement. All such certificates shall provide for not less than thirty (30) days prior written notice to Sellers in the event of cancellation or material change affecting Sellers' interests.

                  (h) No material adverse change shall have occurred as to the financial condition of Buyer from the date of this Agreement until Closing.

                  (i) Unless waived by Sellers, the Purchase Price shall not have been subject to aggregate adjustments under Articles VII and VIII of this Agreement of greater than ten percent (10%).

         10.2 Buyer's Closing Conditions. The obligations of Buyer under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions:

                  (a) All representations and warranties of Sellers contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, and Sellers shall have performed and satisfied all agreements required by this Agreement to be performed and satisfied by Sellers at or prior to the Closing.

                  (b) The execution, delivery, and performance of this Agreement and the transactions contemplated thereby have been duly and validly authorized by all necessary action, corporate or otherwise, on the part of Sellers.

                  (c)      Except for the approvals covered by Sections 17.1,
         17.2 and 17.4 hereof, all necessary consents of and filings, if any, with any applicable state or federal government authority or agency relating to the consummation of the transactions contemplated by this Agreement shall have been obtained, accomplished or waived.

                  (d) As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Buyer) shall be pending or threatened before any court or governmental agency seeking to restrain Buyer or prohibit the closing or seeking damages against Buyer as a result of the consummation of this Agreement.

                  (e) No Material Adverse Change shall have occurred or arisen from the date of this Agreement until Closing.

                  (f) Unless waived by Buyer, the Purchase Price shall not have been subject to adjustments under Articles VII and VIII of this Agreement of greater than ten percent (10%).

                  (g) Sellers shall have delivered to Buyer a written opinion of counsel reasonably acceptable to Buyer to the effect that Sellers' Parent-Company Guaranty is, subject to customary qualifications, limitation and exceptions, legal and valid and binding on and enforceable against Sellers' Parent Guarantor in accordance with its terms.

                                   ARTICLE XI
                                    CLOSING

         11.1 Closing. The actions and events described in this Article XI are the "Closing" of this transaction, which shall be held beginning at 9:00 a.m. local time at the offices of Sellers located at Suite 800, Bank One Center, 910 Travis Street, Houston, Texas 77002, on October 15, 2003, or on such earlier date or at such other place as the Parties agree in writing ("Closing Date"). The Closing Date shall not be extended unless by written agreement of the Parties. All events of Closing shall each be deemed to have occurred simultaneously with the other, regardless of when actually occurring, and each shall be a condition precedent to the other. If the Closing occurs, all conditions of Closing shall be deemed to have been satisfied or waived. IT IS EXPRESSLY AGREED THAT TIME IS OF THE ESSENCE IN CLOSING AND THAT FAILURE TO CLOSE AND CONSUMMATE THIS TRANSACTION IN THE TIME AND MANNER SET FORTH HEREIN SHALL CONSTITUTE A MATERIAL BREACH OF THIS AGREEMENT GIVING RISE TO THE REMEDIES IN ARTICLE XVI.

         11.2 Sellers' Closing Obligations. At Closing, except to the extent comprising the Excluded Assets, Sellers shall deliver to Buyer or perform the following:

                  (a) The Assignments of Record Title to Oil and Gas Lease(s) (Offshore) substantially in the form attached hereto as Exhibit "E", and such other documents as may be reasonably necessary to convey Sellers' interests in the related Assets to Buyer in accordance with the provisions hereof;

                  (b) The Assignments of Oil and Gas Lease(s) Operating Rights (Offshore) substantially in the form attached hereto as Exhibit "F", and such other documents as may be reasonably necessary to convey Sellers' interests in the related Assets to Buyer in accordance with the provisions hereof;

                  (c) The Assignments, Conveyances and Bills of Sale for Oil and Gas Lease(s) (Onshore) substantially in the form attached hereto as Exhibit "G", and such other documents as may be reasonably necessary to convey Sellers' interests in the related Assets to Buyer in accordance with the provisions hereof;

                  (d) The Assignments of Rights of Way (Offshore) substantially in the forms attached hereto as Exhibit "H", and such other documents as may be reasonably necessary to convey Sellers' interests in the related Assets to Buyer in accordance with the provisions hereof;

                  (e) Assignments of each Seller's rights, obligations and interests in all Related Contracts, substantially in the form of Exhibit "I";

                  (f) The Bills of Sale in the form of Exhibit "J" for each Seller's interest in the Wells and Equipment located offshore;

                  (g) If applicable, letters-in-lieu of transfer orders directing all purchasers of production to pay Buyer the proceeds of production produced from the Assets from and after the Effective Time substantially in the form of Exhibit "K";

                  (h) Such other appropriate assignments, bills of sale, deeds or instruments necessary to transfer the Assets to Buyer or to effect and support this transaction including without limitation any conveyances on official forms and related documentation necessary to transfer the Assets to Buyer in accordance with requirements of governmental regulations;

                  (i) A nonforeign affidavit executed by Sellers in the form of Exhibit "L";

                  (j) A secretary's certificate of each Seller, including certified resolutions of its Board of Directors, evidencing the approval of each Seller's shareholders(s) and Board of Directors of this Agreement and the transactions contemplated hereby and including an incumbency certificate regarding the authority of the person(s) signing this Agreement and any of the Closing documents on behalf of the Sellers, together with a certified resolution or secretary's certificate of Sellers' Parent Guarantor evidencing the authority of such entity to execute, deliver and perform Sellers' Parent-Company Guaranty, each in a form and having content satisfactory to Buyer;

                  (k) Make arrangements to deliver to Buyer, as soon as practicable after Closing but in any event within thirty (30) days thereof, the following documents and information in Sellers' possession (except to the extent constituting Excluded Assets):

                           (i) All of the files, contracts, and documents affecting title to the Leases;

                           (ii) All books, records, production records, information, and engineering data relating to the Assets, except insofar as Sellers are prevented from transferring same by contractual obligations to third parties, or which constitute Excluded Assets; and

                           (iii)    All other files, data, and records
                  pertaining to the Assets to which Buyer is entitled;

                  (l) Transfer to Buyer, by wire transfer to an account or accounts specified by Buyer in writing to Sellers, the suspended royalty funds as specified in Section 12.7, and deliver to Buyer the related books and records;

                  (m) Execute and deliver to Buyer Buyer's Limited Assumption Agreement; and

                  (n) Cause Sellers' Parent Guarantor to execute and deliver to Buyer Sellers' Parent-Company Guaranty, and deliver to Buyer the related opinion of counsel specified in Section 10.2(g).

         11.3 Buyer's Closing Obligations. At Closing, Buyer shall deliver to Sellers or perform the following:

                  (a) The Purchase Price, as adjusted by the amount shown on the Preliminary Settlement Statement, less the amount of the Performance Deposit, by wire transfer in immediately available funds to an account or accounts designated for that purpose by Sellers.

                  (b) Certificate(s) of insurance confirming the existence of the insurance coverages by Buyer pursuant to Sections 10.1(f) and
         (g);

                  (c) A secretary's certificate of Buyer, including certified resolutions of its Board of Directors, evidencing the approval of Buyer's Board of Directors of this Agreement and the transactions contemplated hereby and including an incumbency certificate regarding the authority of the person(s) signing this Agreement and any of the Closing documents on behalf of the Buyer;

                  (d) Evidence satisfactory to Sellers that Buyer (or its nominated successor operator, if one is designated by Buyer upon Closing) has obtained all lease, pipeline and operating bonds necessary for it to become operator of record by MMS with respect to the offshore Leases and oil and gas properties subject hereto;

                  (e) Where any Seller is the designated Operator of a Lease, Buyer shall promptly file all appropriate forms, declarations or bonds with federal and state governmental agencies relative to Buyer's assumption of operations from such Seller. Buyer shall also take all actions necessary to qualify as a successor Operator to such Seller under any applicable joint operating agreement (subject to the terms of that operating agreement) and to provide appropriate evidence of financial responsibility as required by OPA; and

                  (f) Execute and deliver to Sellers Buyer's Limited Assumption Agreement.

         11.4 Joint Closing Obligations. Both Parties at Closing shall execute:

                  (a) A Settlement Statement evidencing the amounts actually wire transferred into such account(s) as are designated above;

                  (b) A letter evidencing any Sellers' and Buyer's Credits as may be agreed by the Parties as provided in Sections 3.2(a)(iii) and 3.2(b)(iii);

                  (c) Sellers and Buyer shall notify all lessors, royalty owners, operators, non-operators, purchasers of production and governmental agencies that Buyer has purchased the Assets and has assumed liability for their continued operation from and after the Effective Time. Buyer and Sellers shall execute all transfer orders and division orders necessary to transfer payment of the proceeds from the sale of production from the Assets as of the Effective Time to Buyer;

                  (d) Buyer and Sellers shall execute and file all forms (and Buyer shall perform all acts) required by the MMS (and other appropriate governmental agencies) to transfer operatorship of any of the Assets from Sellers to Buyer effective as of the Effective Time; and

                  (e) If Buyer is to succeed any Seller as operator, or has nominated a successor operator with respect to any of the Assets, Buyer shall prepare and the Parties shall execute appropriate change of operator notices and any necessary third party ballots. Sellers and Buyer shall execute, acknowledge (if necessary) and exchange, as applicable, any applications necessary to transfer governmental or regulatory permits to which the Assets are subject, and which Sellers have agreed to transfer under this Agreement.

                                   ARTICLE XII
                                EFFECT OF CLOSING
                   ASSUMED AND RETAINED RIGHTS AND OBLIGATIONS

         12.1 Buyer's Rights After Closing. Upon and after Closing, Buyer shall receive all of each Seller's right, title and interest in the Assets, with effect as of the Effective Time.

         12.2     Buyer's Obligations After Closing.

                  (a) Description of Obligations. Upon and after Closing, Buyer shall assume, pay and perform all the obligations, liabilities, costs, expenses, and duties with respect to the ownership and (if applicable) operation of the Assets that are attributable to periods on and after the Effective Time, whether or not the required governmental consents and approvals described in Sections 17.1 and 17.2 are obtained ("Buyer's Assumed Obligations"). The Buyer's Assumed Obligations include without limitation:

                           (i) Responsibility for payment of all operating expenses and capital expenditures related to the Assets and attributable to the period on and after the Effective Time;

                           (ii) Responsibility for performance of all express and implied obligations and covenants under the terms of the Leases, other instruments of record in the chain of title and the Related Contracts, in each case arising on and after the Effective Time;

                           (iii) Responsibility for proper payment of all royalties, overriding royalties, production payments, net profits obligations, rentals, shut-in payments and other burdens or encumbrances to which the Assets are subject that are attributable to periods on and after the Effective Time;

                           (iv) Responsibility for proper accounting for and disbursement of production proceeds from the Assets attributable to periods on and after the Effective Time;

                           (v) Responsibility for compliance with all applicable laws, ordinances, rules and regulations pertaining to the Assets, and the procurement and maintenance of all permits required by public authorities in connection with the Assets on and after the Effective Time;

                           (vi) Responsibility for all obligations for imbalances which may occur with respect to third parties for production or processing of Hydrocarbons attributable to Sellers' interest in and ownership of Hydrocarbons produced from the Assets after the Effective Time;

                           (vii) Responsibility for all obligations for imbalances which may exist at the Effective Time with respect to third parties for production or processing of Hydrocarbons attributable to Sellers' interest in and ownership of Hydrocarbons produced from the Assets prior to the Effective Time;

                           (viii) To the extent specified in Buyer's Limited Assumption Agreement, responsibility for all plugging and abandonment, environmental and other obligations of Sellers, or any of them, under the Prior Asset Purchase Agreements, which obligations are summarized on Schedule 4.1(q) hereto; and

                           (ix) All other obligations assumed by Buyer under this Agreement.

                  (b) Non-Operator's Obligations. With respect to (i) any part of the Assets for which Buyer is not duly elected operator, or
         (ii) any non-operated interests in the Assets, Buyer shall assume full responsibility and liability for Buyer's Assumed Obligations with respect to the non-operated interests being conveyed and assigned under this Agreement.

                  (c) Replacement of Guaranties; Indemnity. Buyer acknowledges the list of Sellers' Prior Parent Guaranties set forth on
         Schedule 4.1(r). Buyer understands that Sellers shall attempt to obtain the agreements of the beneficiaries of such guaranties to substitute, as soon as practicable after the Closing, the credit of Buyer for that of the applicable Seller's parent company in each such guaranty, such substitution to be effective as of the Effective

         Time. Buyer shall use its commercially reasonable endeavors to assist Sellers in this regard, including by causing appropriately senior and knowledgeable personnel of Buyer to accompany representatives of Sellers in conducting such process. Buyer shall, effective from and after the Effective Time, but subject to the terms and conditions of Buyer's Limited Assumption Agreement, indemnify Transworld Oil U.S.A., Inc., against and hold it harmless from any and all losses, claims, damages, costs and expenses and proceedings arising from any such guaranty in which such company is the guarantor, and, to the extent that Sellers are not able to effect such a substitution with effect from the Closing Date, Buyer shall, upon Sellers' request where there is a reasonable prospect of success, assist Sellers in effecting such a substitution with respect to each Sellers' Prior Parent Guaranty. Any claim for indemnification brought under this Section 12.3(c) shall be asserted and resolved pursuant to the procedures set forth in Section
         13.7 with such changes as are necessary. If, as and to the extent that Sellers achieve the substitution of Buyer's credit for a Sellers' Prior Parent Guaranty and obtain the release and cancellation of such guaranty, then the preceding indemnity and hold-harmless obligation shall cease to have effect with respect to such guaranty effective as of the effective date of such substitution. For purposes of this
         Section 12.2(c), Buyer's "commercially reasonable" efforts do not require Buyer to expend any funds, provide any security, bond, or other credit support, or undertake any financial or other liabilities or obligations beyond those expressly contained in the Buyer's Limited Assumption Agreement.

                  (d) No Limitation. Nothing in Sections 12.2(a) and 12.2(b) shall limit Buyer's obligations under Section 12.6.

         12.3     Sellers' Obligations After Closing.

                  (a) Description of Obligations. After Closing, Sellers shall retain responsibility for all liabilities, obligations and duties with respect to the ownership and (if applicable) operation of the Assets that are attributable to periods before the Effective Time, except as otherwise specifically provided in Section 12.2(a), 12.2(b),
         12.4 and 12.5 of this Agreement ("Sellers' Retained Obligations"). The Sellers' Retained Obligations include without limitation:

                           (i) Responsibility for the payment of all operating expenses and capital expenditures related to the Assets and attributable to the period prior to the Effective Time;

                           (ii) Responsibility for performance of all express and implied obligations and covenants under the terms of the Leases, other instruments of record in the chain of title, the Related Contracts, and all other orders and contracts to which the Assets or the operation thereof is subject arising before the Effective Time;

                           (iii) Responsibility for proper payment of all royalties, overriding royalties, production payments, net profits obligations, rentals, shut-in payments and other burdens or encumbrances to which the Assets are subject that are attributable to periods before the Effective Time;

                           (iv) Responsibility for proper accounting for and disbursement of production proceeds from the Assets attributable to periods before the Effective Time;

                           (v) Responsibility for compliance with all applicable laws, ordinances, rules and regulations pertaining to the Assets, and the procurement and maintenance of all permits required by public authorities in connection with the Assets before the Effective Time;

                           (vi) Responsibility for the exclusions from the Assumed Environmental Obligations described in Section 12.5(b); and

                           (vii) Responsibility for performance of all express and implied obligations and covenants under the terms of all contracts, agreements, instruments, and orders to which the Assets or the operation thereof is subject, arising before or after the Effective Time, to the extent that such contract, agreement, instrument or order is not listed in Exhibits "A-1" through "A-5", "B" or "C".

                  (b) Non-Operator's Obligations. With respect to (i) any part of the Assets for which any Seller was not operator of the Assets, or (ii) any non-operated interests in the Assets, Sellers retain full responsibility and liability for Sellers' Retained Obligations with respect to the non-operated interests being conveyed and assigned under this Agreement.

                  (c) No Limitation. Nothing in Sections 12.3(a) or 12.3(b) shall limit any Seller's obligations under Section 12.6.

         12.4     Assumed Plugging and Abandonment Obligations.

                  (a) Buyer's Obligations. Upon and after Closing, Buyer assumes full responsibility and liability for the following plugging and abandonment obligations related to the Assets ("Assumed Plugging and Abandonment Obligations"), regardless of whether they are attributable to the ownership or operation of the Assets before or after the Effective Time, in each case as may be required by laws, regulations, rules and the Related Contracts:

                           (i) Plugging, replugging and abandonment of any and all oil, gas or condensate wellbore(s) (whether producing, not producing or abandoned or plugged prior to or after the Effective Time), water source, water injection and other injection and disposal wells and systems located on each Lease (or lands pooled with a Lease);

                           (ii) Removal, abandonment, and disposal of all platforms, structures, pipelines, flowlines, equipment, abandoned property and junk located on or comprising part of the Assets;

                           (iii) Capping and burying of all associated flow lines and pipelines located on or comprising part of the Assets;

                           (iv) Restoration of the Assets, both surface, sea floor and subsurface; and

                           (v) Clean-up or disposal of Assets contaminated by naturally occurring radioactive material ("NORM").

                  (b) Standard of Operations. Buyer shall conduct all plugging, replugging, abandonment, removal, disposal and restoration operations in a good and workmanlike manner and in compliance with all applicable laws and regulations.

                  (c) Non-Operator's Obligations. With respect to any non-operated interests in the Assets, Buyer shall assume full responsibility and liability, from and after the Effective Time, for the Assumed Plugging and Abandonment Obligations with respect to the non-operated interests being conveyed and assigned under this Agreement.

                  (d) Buyer's Bonds and Sellers' Remedies. Buyer's liability and obligations under this Section 12.4 are included in the liabilities and obligations to be secured by the bonds, supplemental or additional bonds, and/or pledge of securities, as may be established pursuant to Sections 17.1 and 17.2. If Buyer defaults in the performance of its obligations pursuant to this Section 12.4, Sellers, at their option, and after reasonable notice, may complete, or have completed, the plugging, replugging, abandonment, removal, disposal, capping, burying, and restoration operations at Buyer's expense. Exercise of Sellers' rights hereunder shall in no way limit Sellers' rights to seek recovery for any uncompensated damages resulting from such default or to exercise any other legal rights and remedies hereunder.

         12.5     Assumed Environmental Obligations.

                  (a)      Buyer's Obligations. Except as provided in Sections
         7.5 through 7.7, inclusive, and except as provided in Section 12.5(b), upon and after Closing, Buyer assumes full responsibility and liability for the following occurrences, conditions, events and activities on or in any way related to the Assets ("Assumed Environmental Obligations"), regardless of whether arising from the ownership or operation of the Assets before or after the Effective Time, and regardless of whether resulting from any acts or omissions of Sellers, any third party or the condition of the Assets when acquired:

                           (i) Environmental pollution or contamination, including pollution or contamination of the soil, sea, groundwater, surface water or air by Hydrocarbons, brine, NORM, other substances or products, or otherwise;

                           (ii) Underground injection activities and waste disposal onsite;

                           (iii)    Clean-up responses, and the cost of
                  remediation, control, assessment or compliance with respect to surface, sea floor, surface water, groundwater and subsurface pollution caused by spills, pits, ponds or lagoons;

                           (iv) Failure to comply with applicable land use, surface disturbance, licensing or notification requirements;

                           (v) Any discharge or release on, in, under or onto the Assets of any hazardous substances, wastes, materials or products, of any nature whatsoever, whether or not generated by or used in connection with the ownership or operation of the Assets before or after the Effective Time;

                           (vi) Non-compliance with environmental or land use rules, regulations, demands or orders of appropriate state or federal regulatory agencies; and

                           (vii) To the extent not covered by paragraphs (i) through (vi) above, all other Environmental Liabilities. For purposes of this Agreement "Environmental Liability" or "Environmental Liabilities" means any claim, demand, action, suit, proceeding, or liability, whether accrued, fixed, absolute or contingent, determined or determinable, known or unknown, with respect to:

                                    (A)      the generation, recycling,
                           processing, handling, presence, transportation, storage, treatment or disposal of any solid, liquid or other hazardous or toxic materials, wastes, substances, products, pollutants, intermediates, chemicals, raw materials, gases, chemicals or petroleum products or any other contaminants of any nature; or

                                    (B)      the release, emission, or discharge
                           to land, surface or ground waters, navigable or non-navigable waters, or into the air of any solid, liquid or other hazardous or toxic materials, wastes, substances, products, pollutants, intermediates, chemicals, raw materials, gases, chemicals or petroleum products or any other contaminants of any nature;

                                    (C)      the exposure of any persons
                           (including employees of Sellers or Buyer) to any solid, liquid or other hazardous or toxic materials, wastes, substances, products, pollutants, intermediates, chemicals, raw materials, gases, chemicals or petroleum products or any other contaminants of any nature;

                                    (D)      any other environmental,
                           environmental health or environmental safety matter; and

                                    (E)      judgments, orders, determinations,
                           proceedings or awards from governmental bodies having jurisdiction over the subject matter.

                  (b) Exclusions from Buyer's Obligations. Buyer's Assumed Environmental Obligations do not include:

                           (i) Transportation and disposal offsite from the Assets before the Effective Time of any hazardous substances, wastes, NORM, materials and products generated by or used in connection with the ownership or operation of the Assets by any Seller before the Effective Time; and

                           (ii) Claims by third parties against Buyer and/or Buyer's predecessors in interest with respect to the Assets, including claims by governmental agencies, of which Sellers are notified in writing by Buyer within twelve (12 months after Closing, of a nature referred to in the definition of "Environmental Liabilities," which arose, accrued, or are asserted prior to the Effective Time and are attributable to the operation of the Assets by Sellers or their predecessors in interest prior to the Effective Time. Sellers shall have no obligation to Buyer under this Section 12.5(b)(ii) for any matter for which they are not notified in writing by Buyer within twelve (12) months after Closing. It is agreed and understood, moreover, that this exclusion and Sellers' indemnity obligations with respect to the same under this Agreement shall be limited only to Claims by third parties, including governmental agencies, against Buyer and/or Buyer's predecessors in interest with respect to the Assets. The indemnification obligations of Sellers set forth in Section 13.5 of this Agreement with respect to this exclusion shall, after the Closing, be the sole and exclusive remedies of Buyer with respect to the matters addressed in this Section 12.5(b)(ii), regardless of any of Sellers' warranties or representations.

                  (c) Non-Operator's Obligations. With respect to any non-operated interests in the Assets being transferred to Buyer under this Agreement, Buyer agrees to assume full responsibility and liability, from and after the Effective Time, for the Assumed Environmental Obligations with respect to the non-operated interests being conveyed and assigned under this Agreement.

         12.6     Revenues and Expenses.

                  (a) Revenues. To the extent not accounted for in Buyer's and Sellers' Credits and adjustments under Section 3.2 hereof, all proceeds, accounts receivable, income, revenues and other items included in or attributable to the Excluded Assets and the Assets prior to the Effective Time shall belong to and be retained or paid to Sellers, and all other proceeds, accounts receivable, income, revenues and other items included on or attributable to the Assets after the Effective Time shall belong to and be paid over to the Buyer.

                  (b) Expenses. To the extent not accounted for in Buyer's and Sellers' Credits and adjustments under Section 3.2 hereof, all accounts payable and other costs and expenses with respect to the Excluded Assets and Sellers' interest in the Assets which are attributable under generally accepted accounting principles to the period prior to the Effective Time shall be the obligations of and be paid by Sellers. Those accounts payable, costs and expenses which are attributable to the period commencing after the Effective Time shall be the obligation of and be paid and discharged by Buyer.

                  (c) Post-Closing Obligations. If any funds are received by a Party hereto, which belong to the other Party, the Party receiving such funds shall immediately pay the funds over to the other Party entitled thereto. If an invoice or other obligation to be discharged is under the terms of this Agreement partially the obligation of Sellers and partially the obligation of Buyer, the Party receiving such invoice or request to discharge the obligation shall promptly notify the other Party which shall promptly pay over its share thereof after receipt of such notice. If an invoice or other obligation to be discharged is, under the terms of this Agreement, solely (as between Sellers and Buyer) the obligation of one of the Parties, that Party shall promptly pay or discharge such obligation upon receipt of notice of same.

         12.7 Suspended Royalties Buyer acknowledges that Sellers maintain suspended royalty accounts for certain of their Assets whereby Sellers hold funds payable to landowners and holders of royalty interests who cannot be readily located and that, as of June 30, 2003, such accounts totaled approximately $74,000 (seventy-four thousand dollars). At the Closing, as specified in Section 11.2(l), Sellers shall transfer to Buyer the balance of such funds as of the Closing Date, together with the related books and records, and Buyer shall thenceforth after the Closing administer such accounts and disburse the funds in accordance with the applicable Leases and all legal requirements.

                                  ARTICLE XIII
                                   INDEMNITIES

         13.1 Definition of Liabilities. As used in this Agreement, the term "Liabilities" means any and all damage, loss, liability and expense, including but not limited to Claims, as defined in Section 1.10.

         13.2 Application of Indemnities. All indemnities set forth in this Agreement extend to the Affiliates of the Party indemnified, its successors and assigns, and each of their respective officers, directors, employees, and agents. Unless this Agreement expressly provides to the contrary, the indemnities set forth in this Agreement apply regardless of whether the indemnified Party (or its employees, agents, contractors, successors or assigns) causes, in whole or part, an indemnified Liability, including indemnified Liabilities arising out of or resulting, in whole or part, from the condition of the Assets or the indemnified Party's (or its employees', agents',

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

contractors', successors' or assigns') sole or concurrent negligence, strict liability or fault.

         13.3 Buyer's General Indemnity. Buyer shall indemnify, defend and hold each Seller, for an unlimited period of time, harmless from and against any and all Liabilities, caused by, resulting from, relating to, arising out of or incidental to:

                  (a)      Buyer's Assumed Obligations;

                  (b)      the Assumed Plugging and Abandonment Obligations;

                  (c)      the Assumed Environmental Obligations;

                  (d) Any obligations for a brokerage or finder's fee or commission incurred by Buyer in connection with its purchase of the Assets;

                  (e) Any violation by Buyer of state or federal securities laws, or Buyer's dealings (including any dealings in breach of Buyer's warranties and representations in Section 5.1(h)) with its partners, investors, financial institutions, assignees and other third parties in connection with the transaction under this Agreement, or any subsequent sale or other disposition of the Assets (or portion thereof) by Buyer, its Affiliates or assignees;

                  (f) Buyer's ownership or operation of any portion of the Assets that is reconveyed or reassigned to Sellers pursuant to Sections
         17.1 and 17.2 of this Agreement due to failure to obtain requisite consents or government approvals, except to the extent any such Liability is the direct result of Sellers' ownership or operation of the Assets before the Effective Time;

                  (g) Sellers continuing to hold the operating rights and record titles to any Assets as nominee for Buyer pursuant to Section
         17.1 hereof;

                  (h) Buyer's inspection of the Assets under Section 6.3 and any other provisions of this Agreement, except to the extent caused by Sellers' gross negligence or willful misconduct.

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

         13.4 Buyer's Special Indemnity Buyer shall indemnity, defend and hold Sellers harmless from and against any and all Liabilities caused by, resulting from, relating to, arising out of or incidental to any inaccuracy in or breach of Buyer's Surviving Representations and Warranties; provided, however, that Sellers shall not be entitled to assert rights of indemnification under this Section 13.4 unless and until the aggregate of the indemnified losses covered by this Section 13.4 exceeds $500,000.00 (five hundred thousand dollars) (the "Threshold Amount"), it being understood and agreed that all such indemnified losses shall accumulate until such time or times as the aggregate of such losses exceeds the Threshold Amount, whereupon Sellers shall be entitled to indemnification hereunder for the amount by which the aggregate of such losses exceeds the Threshold Amount; and provided also, however, that nothing in this
Section 13.4 shall limit, restrict or impair Buyer's obligations stated in
Section 13.3, and this Section 13.4 shall apply only if and to the extent that the matter is not covered by Section 13.3.

         13.5 Sellers' General Indemnity. Sellers shall indemnify, defend and hold Buyer harmless from and against any and all Liabilities caused by, resulting from, relating to, arising out of or incidental to:

                  (a) Sellers' Retained Obligations, including the exclusions from the Assumed Plugging and Abandonment Obligations and the exclusions from the Assumed Environmental Obligations; provided, however, that with respect to the exclusions from the Assumed Environmental Obligations referred to in this clause (a), Sellers' obligations of indemnity under this Section 13.5 shall, with respect to third-party environmental claims, be limited in the aggregate to twenty percent (20%) of the Purchase Price;

                  (b) Sellers' operation of the Assets under Section 17.1 of this Agreement (if applicable), to the extent caused by Sellers' gross negligence or willful misconduct;

                  (c) Sellers' access to the Assets after Closing for the purposes described in Sections 17.11, except to the extent caused by Buyer's gross negligence or willful misconduct; and

                  (d)      Those pending Claims identified on Schedule 4.1(f).

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

         13.6 Sellers' Special Indemnity Sellers shall indemnity, defend and hold Buyer harmless from and against any and all Liabilities caused by, resulting from, relating to, arising out of or incidental to any inaccuracy in or breach of Sellers' Surviving Representations and Warranties; provided, however, that Buyer shall not be entitled to assert rights of indemnification under this Section 13.6 unless and until the aggregate of the indemnified losses covered by this Section 13.6 exceeds the Threshold Amount, it being understood and agreed that all such indemnified losses shall accumulate until such time or times as the aggregate of such losses exceeds the Threshold Amount, whereupon Buyer shall be entitled to indemnification hereunder for the amount by which the aggregate of such losses exceeds the Threshold Amount; and provided also, however, that nothing in this Section 13.6 shall limit, restrict or impair Sellers' obligations stated in Section 13.5, and this Section 13.6 shall apply only if and to the extent that the matter is not covered by Section 13.5; and provided in addition that the provisions of this Section 13.6 shall not apply with respect to any Environmental Defect, Environmental Liability or Title Defect, it being understood and agreed that only Sections 7.5 through 7.7,
Section 12.5, and Sections 7.1 through 7.4, respectively, shall apply to and govern such matters.

         13.7 Notices and Defense of Indemnified Claims. Each Party shall as soon as practicable notify the other Party of any claim of which it becomes aware and for which it is entitled to indemnification from the other Party under this Agreement. The indemnifying Party shall be obligated to defend at the indemnifying Party's sole expense any litigation or other administrative or adversarial proceeding against the indemnified Party relating to any claim for which the indemnifying Party has agreed to indemnify and hold the indemnified Party harmless under this Agreement. However, the indemnified Party shall owe a duty of cooperation to the indemnifying Party and shall have the right to participate with the indemnifying Party in the defense of any such Claim at its own expense. Each Party shall owe a duty of cooperation to the other with respect to any claim covered by the terms of this Agreement. The indemnifying Party may not settle any claim for other than money damages without the consent of the indemnified Party.

         13.8 Waiver of Consequential and Punitive Damages. Neither Buyer nor Sellers shall be entitled to recover from the other, respectively, for any losses, costs, expenses, or damages arising under this Agreement or in connection with or with respect to the transactions contemplated in this Agreement any amount in excess of the actual damages, court costs and reasonable attorney fees,

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

suffered by such Party. Buyer and Sellers both waive any right to recover punitive, special, exemplary and consequential damages arising in connection with or with respect to the transactions contemplated in this Agreement; provided, however, any such damages recovered by a third party (other than Affiliates of a Party) for which a Party owes the other Party an indemnity under this Article XIII shall not be waived.

                                   ARTICLE XIV
             LIMITATIONS OF WARRANTIES, CERTAIN WAIVERS AND REMEDIES

         14.1 Limitations. THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLERS CONTAINED IN THIS AGREEMENT ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES, IF ANY, OF OIL, GAS OR OTHER HYDROCARBONS IN OR UNDER THE LEASES, OR THE ENVIRONMENTAL CONDITION OF THE ASSETS. THE ITEMS OF PERSONAL PROPERTY, EQUIPMENT, IMPROVEMENTS, FIXTURES AND APPURTENANCES CONVEYED AS PART OF THE ASSETS ARE SOLD HEREUNDER "AS IS, WHERE IS", AND NO WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONDITION, ARE GIVEN BY OR ON BEHALF OF SELLERS. IT IS UNDERSTOOD AND AGREED THAT PRIOR TO CLOSING BUYER SHALL HAVE INSPECTED THE ASSETS FOR BUYER'S PURPOSES AND HAVE FULLY SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, AND THAT BUYER ACCEPTS SAME IN THEIR "AS IS, WHERE IS" CONDITION. THE WARRANTIES OF SELLERS CONTAINED IN THIS AGREEMENT ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, AND BUYER HEREBY WAIVES ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONDITION, OR CONFORMITY TO SAMPLES. EXCEPT FOR THE WARRANTIES AND REPRESENTATIONS PROVIDED IN ARTICLE IV AND THIS

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

SECTION 14.1, SELLERS DO NOT MAKE OR PROVIDE, AND BUYER HEREBY WAIVES, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE ACCURACY, COMPLETENESS OR MATERIALITY OF THE INFORMATION, RECORDS, AND DATA NOW, HERETOFORE, OR HEREAFTER MADE AVAILABLE TO BUYER IN CONNECTION WITH THE ASSETS OR THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, ANY DESCRIPTION OF THE ASSETS, QUALITY OR QUANTITY OF HYDROCARBON RESERVES, IF ANY, PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, POTENTIAL FOR PRODUCTION OF HYDROCARBONS FROM THE LEASES, OR ANY OTHER MATTERS CONTAINED IN ANY OTHER MATERIAL FURNISHED TO BUYER BY SELLERS OR BY SELLERS' AGENTS OR REPRESENTATIVES). ANY AND ALL SUCH DATA, INFORMATION AND MATERIAL FURNISHED BY SELLERS IS PROVIDED AS A CONVENIENCE ONLY AND ANY RELIANCE ON OR USE OF SAME IS AT BUYER'S SOLE RISK. THERE ARE NO WARRANTIES THAT EXTEND BEYOND THE FACE OF THIS AGREEMENT. BUYER ACKNOWLEDGES THAT THIS WAIVER IS CONSPICUOUS.

         14.2 Use of the Assets. THE ASSETS HAVE BEEN USED FOR OIL AND GAS DRILLING AND PRODUCING OPERATIONS, RELATED (DISPOSAL AND OTHER) OILFIELD OPERATIONS AND THE STORAGE AND TRANSPORTATION OF OIL AND GAS. PHYSICAL CHANGES IN THE ASSETS MAY HAVE OCCURRED AS A RESULT OF SUCH USES. THE ASSETS ALSO MAY CONTAIN BURIED PIPELINES AND OTHER EQUIPMENT, WHETHER OR NOT OF A SIMILAR NATURE, THE LOCATIONS OF WHICH MAY NOT NOW BE KNOWN BY SELLERS OR BE READILY APPARENT BY A PHYSICAL INSPECTION OF THE PROPERTY. BUYER UNDERSTANDS THAT SELLERS DO NOT HAVE THE REQUISITE INFORMATION WITH WHICH TO DETERMINE THE EXACT NATURE OR CONDITION OF THE ASSETS OR THE EFFECT ANY SUCH USE HAS HAD ON THE PHYSICAL CONDITION OF THE ASSETS.

         14.3 Waiver of Texas DTPA. SELLERS AND BUYER CERTIFY THAT THEY ARE NOT "CONSUMERS" WITHIN THE MEANING OF THE TEXAS DECEPTIVE TRADE
PRACTICES-CONSUMER PROTECTION ACT, SUBCHAPTER. E OF CHAPTER 17, SECTIONS 17.41, ET SEQ., OF VERNON'S TEXAS CODE ANNOTATED, BUSINESS AND COMMERCE CODE, AS AMENDED THE "DTPA"), IF THE ASSETS ARE LOCATED IN

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

TEXAS. BUYER HEREBY WAIVES ITS RIGHTS UNDER THE DTPA, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF ITS OWN SELECTION, BUYER VOLUNTARILY CONSENTS TO THIS WAIVER. TO EVIDENCE ITS ABILITY TO GRANT SUCH WAIVER, BUYER REPRESENTS TO SELLERS THAT (I) IT IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION; (II) IT IS REPRESENTED BY LEGAL COUNSEL IN ENTERING INTO THIS AGREEMENT; AND (III) SUCH LEGAL COUNSEL WAS NOT DIRECTLY OR INDIRECTLY IDENTIFIED, SUGGESTED, OR SELECTED BY SELLERS OR AN AGENT OF SELLERS.

         14.4 Waiver of Louisiana Rights in Redhibition. THE BUYER EXPRESSLY WAIVES THE WARRANTY OF FITNESS FOR INTENDED PURPOSES OR GUARANTEE AGAINST HIDDEN OR LATENT REDHIBITORY VICES UNDER LOUISIANA LAW, INCLUDING LOUISIANA CIVIL CODE ARTICLES 2520 (1870) THROUGH 2548 (1870), AND THE WARRANTY IMPOSED BY LOUISIANA CIVIL CODE ARTICLES 2476; WAIVES ALL RIGHTS IN REDHIBITION PURSUANT TO LOUISIANA CIVIL CODE ARTICLE 2520, ET SEQ.; ACKNOWLEDGES THAT THIS EXPRESS WAIVER SHALL BE CONSIDERED A MATERIAL AND INTEGRAL PART OF THIS SALE AND THE CONSIDERATION THEREOF; AND ACKNOWLEDGES THAT THIS WAIVER HAS BEEN BROUGHT TO THE ATTENTION OF BUYER AND EXPLAINED IN DETAIL AND THAT BUYER HAS VOLUNTARILY AND KNOWINGLY CONSENTED TO THIS WAIVER OF WARRANTY OF FITNESS AND/OR WARRANTY AGAINST REDHIBITORY VICES AND DEFECTS FOR THE ASSETS, IF THE ASSETS ARE LOCATED IN LOUISIANA OR A JURISDICTION GOVERNED BY LOUISIANA LAW.

         14.5 Waivers Conspicuous. BUYER ACKNOWLEDGES THAT THE WAIVERS IN THIS ARTICLE 14 ARE CONSPICUOUS.

         14.6 Survival. Buyer's Surviving Representations and Warranties and Sellers' Surviving Representations and Warranties (other than Sections 4.1(f),
(g) and (h)) shall survive the Closing for a period of twelve (12) months following the Closing Date, but shall thereupon terminate and have no further force or effect except to the extent that they relate to claims made in writing to the other Party before the end of such period of twelve (12) months. Sellers' Surviving

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

Representations and Warranties contained in Sections 4.1(f), (g) and (h) shall survive the Closing for a period of eighteen (18) months following the Closing Date, but shall thereupon terminate and have no further force or effect except to the extent that they relate to claims made in writing by Buyer to Sellers before the end of such period of eighteen (18) months. All other representations and warranties made in this Agreement shall not survive the Closing and shall be merged into or superseded by any assignments or other documents delivered at the Closing.

                                   ARTICLE XV
                         CASUALTY LOSS AND CONDEMNATION

         15.1 Casualty Loss. If, prior to the Closing, all or any portion of the Assets are destroyed by fire or other casualty or if any portion of the Assets shall be taken by condemnation or under the right of eminent domain (all of which are herein called "Casualty Loss" and limited to property damage or taking only), Sellers shall notify Buyer promptly after Sellers learn of such event. Sellers shall have the right, but not the obligation, to cure the Casualty Loss by repairing such damage or, in the case of personal property or fixtures, replacing them with equivalent items, no later than the Closing Date, all to Buyer's reasonable satisfaction. If any uncured Casualty Loss exist at the Closing, Buyer shall proceed with the purchase of such Assets, notwithstanding any such destruction or taking (without reduction of the Purchase Price) in which case Sellers shall, at the Closing, pay to Buyer all sums paid to Sellers by third parties (including underwriters and governmental agencies) by reason of the destruction or taking of such Assets and shall assign, transfer and set over unto Buyer all of the right, title and interest of Sellers in and to any Claims, causes of action, unpaid proceeds or other payments from third parties arising out of such destruction or taking. Prior to Closing, Sellers shall not voluntarily compromise, settle or adjust any amounts payable by reason of any Casualty Loss without first obtaining the written consent of Buyer, which consent shall not be unreasonably withheld. Sellers shall, promptly after the execution and delivery of this Agreement, provide to Buyer information concerning Sellers' insurance coverage on the Assets, and Sellers shall maintain such insurance as may be in effect on the date of this Agreement in full force and effect until Closing.

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

                                   ARTICLE XVI
                              DEFAULT AND REMEDIES

         16.1 Sellers' Remedies. Upon failure of Buyer to perform the obligations to be performed by Buyer prior to and on the Closing Date, as such Closing Date may be extended in accordance herewith, Sellers, at Sellers' sole option, may (a) enforce specific performance, or (b) terminate this Agreement and retain the Performance Deposit as Sellers' liquidated damages, as Sellers' sole and exclusive remedies for such default, all other remedies (except as expressly retained in this Section 16.1 and in Section 16.4) being expressly waived and released by Sellers. The Parties agree that Sellers' actual damages would be difficult to determine and that such liquidated damages are a fair measure of Sellers' actual damages and are not a penalty.

         16.2 Buyer's Remedies. Upon failure of Sellers to perform the obligations to be performed by Sellers prior to and on the Closing Date, as such Closing Date may be extended in accordance herewith, Buyer, at Buyer's sole option, may (a) enforce specific performance, or (b) terminate this Agreement, receive a return of the Performance Deposit and reimbursement for its actual out-of-pocket expenses incurred in connection herewith, and be entitled to receive from Sellers the amount of seventeen million five hundred thousand dollars ($17,500,000.00) as liquidated damages, all of which shall constitute Buyer's sole and exclusive remedies for such default, all other remedies (except as expressly retained in this Section 16.2 and in Section 16.4) being expressly waived and released by Buyer. The Parties agree that Buyer's actual damages would be difficult to determine and that such liquidated damages are a fair measure of Buyer's actual damages and are not a penalty.

         16.3 Effect of Termination. Notwithstanding anything to the contrary in this Agreement (except Sections 16.4 and 16.5), in the event of termination of this Agreement the transaction shall not close, and this Agreement shall become void and have no further effect whatsoever, and neither Buyer nor Sellers shall have any further liability, obligations, right or duty to the other hereunder, except as provided in Sections 16.1, 16.2 and 16.4 and the other provisions of this Agreement which by their terms survive termination, as applicable.

         16.4 Other Remedies. Notwithstanding the provisions of Sections 16.1, 16.2 and 16.3, termination of this Agreement shall not prejudice or impair Buyer's obligations under Sections 6.3

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

and 6.4 (and the confidentiality agreements referenced therein) and such other portions of this Agreement as are necessary to the enforcement and construction of Sections 6.3 and 6.4.

         16.5     Performance Deposit If for any reason, except in the case of
Section 16.1, the transaction contemplated by this Agreement does not close, Sellers shall return the Performance Deposit to Buyer.

                                  ARTICLE XVII
                                  MISCELLANEOUS

         17.1 Certain Governmental Approvals. Buyer shall use its commercially reasonable efforts after Closing to obtain the unconditional approval by the MMS of (i) the Assignments of Record Title to Oil and Gas Lease(s) (Offshore) in the form attached hereto as Exhibit "E"; (ii) the Assignments of Oil and Gas Lease Operating Rights (Offshore) in the form attached hereto as Exhibit "F"; and (iii) the Assignments of Rights of Way (Offshore) in the form attached hereto as Exhibit "H". In the event Buyer or its nominated operator is elected successor operator under the operating agreements applicable to any of the Leases, Buyer also obligates itself to ensure that it or the successor operator makes application to the MMS to qualify as operator with respect to that portion of the Assets it will operate. Buyer shall take any actions reasonably required of it by the MMS or any other regulatory agencies to obtain all requisite regulatory approvals, including but not limited to, the purchase and posting of any and all bonds, supplemental bonds or other securities which may be required of it pursuant to OPA and 30 C.F.R Sections 250.7, 256.58, 256.59, and 256.61 in excess of any existing lease, pipeline or area-wide bond(s). Until the governmental approval with respect to an assignment described in this Section 17.1 is obtained, however, the following shall occur:

                  (a) Sellers shall continue to hold the operating rights and record title to the applicable Assets as nominee for Buyer;

                  (b) Buyer's indemnity under Section 13.3 shall include any and all claims, expenses of any kind or character relating to such Assets accruing after the Effective Time including but not limited to any bonding or regulatory costs incurred by Sellers;

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

                  (c) Sellers shall act as Buyer's nominee with respect to such Assets but shall be authorized to act only upon and in accordance with Buyer's specific written instructions, and Sellers shall have no authority, responsibility or discretion to perform any tasks or functions with respect to the Assets other than those which are purely administrative or ministerial in nature, unless otherwise specifically requested and authorized by Buyer in writing; and

                  (d) Buyer shall continue to maintain and provide at its cost the insurance coverages with minimum limits of liability as set forth in Section 10.1(f) and (g) of this Agreement.

If the MMS does not, within nine (9) months from the Closing Date, approve all
(i) the Assignments of Record Title of the Leases (Offshore) into Buyer, (ii) the Assignments of Oil and Gas Lease Operating Rights (Offshore) into Buyer, and
(iii) the Assignments of Rights of Way (Offshore) into Buyer, then:

                  (w) As to those assignments that the MMS has approved, the transaction contemplated by this Agreement will proceed as to those Assets in accordance with the terms and conditions of this Agreement, mutatis mutandis; and

                  (x) As to those assignments that the MMS has not approved, Sellers, at their option, may either:

                           (i) continue to hold the operating rights, title to the Leases and the rights of way as Buyer's nominee, or,

                           (ii) upon thirty (30) days notice to Buyer, rescind the purchase and sale of the Assets that are the subject of such non-approvals and terminate this Agreement as to those Assets, but only as to those Assets.

                  (y) The exercise by Sellers of the option to rescind as specified in the preceding clause (x)(ii), however, shall be predicated upon Sellers' determination either (i) that Buyer

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

         has failed to comply with the requirements of 30 C.F.R. Section 256.64 and not taken any and all actions required by MMS to obtain such approval, or (ii) there had been a Material Adverse Change to the financial condition of Buyer after Closing.

                  (z) Upon such termination and rescission, this Agreement shall be null and void as between Buyer and Sellers with respect to the non-approved Assets, and (i) Buyer shall return to Sellers the assignments and any and all other documents, materials and data previously delivered to Buyer with respect to such Assets; and (ii) Sellers shall return to Buyer the Purchase Price allocated to such Assets in Schedule 3.1, without interest, less the proceeds of production net of all expenses, capital expenditures, royalties, and costs of operations (including plugging and abandonment expenses but excluding mortgage interest and any burdens or encumbrances created by Buyer which shall be released prior to this payment) attributable to the Leases and other rights from and after the Effective Time. In no event, however, shall Sellers ever be required to reimburse Buyer for any expenditures associated with workovers, recompletions, or the drilling, completion or plugging and abandonment of wells drilled or work performed by Buyer on or with respect to such Assets unless same were necessary to perpetuate the related Leases or operating rights or other rights. Sellers shall not be liable to Buyer if MMS approvals are not obtained, except as expressly provided in this Section 17.1.

         17.2 Adequacy of Supplemental Bonds or Arrangements for the Pledge of Securities. Prior to execution hereof, Buyer shall confer with the MMS regarding the amounts and terms for the posting of supplemental bonds or pledge of securities pursuant to the provisions of 30 C.F.R Sections 256.61 and 250.7, and within a reasonable time of any MMS determination pursuant to such regulations, Buyer (directly or through its representative) shall satisfy the MMS requirements concerning same, including all financial responsibility requirements under OPA.

         17.3 Special Offshore Interests The Parties acknowledge and agree that certain of the offshore Assets are in the nature of contract rights that are not recognized by the MMS as "record title" or "operating rights," and that, accordingly, the MMS will not approve, and the Parties do not expect the MMS to approve, the assignment of these interests from TEPI to Buyer. Buyer shall ensure nevertheless that the assignment documents relating to such interests are appropriately filed in the "non-required filing" system of the MMS. Such interests shall be excluded from the scope of

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

Section 17.1 for all purposes.

         17.4 Louisiana Approvals The Parties acknowledge and agree that certain of the Leases onshore Louisiana involve the State of Louisiana as landowner and that, accordingly, the State of Louisiana must approve the assignment of such leases from the related Seller to Buyer. Buyer shall use its commercially reasonable efforts after Closing to obtain the approval of the State of Louisiana with respect to such assignments, and the provisions of
Section 17.1 shall apply, mutatis mutandis, to such Leases and approvals.

         17.5 Public Announcements. The Parties hereto agree that prior to making any public announcement or statement with respect to the transactions contemplated by this Agreement, the Party desiring to make such public announcement or statement shall consult with the other Party hereto and exercise its commercially reasonable efforts to (i) agree upon the text of a joint public announcement or statement to be made by both of such Parties or (ii) obtain approval of the other Party hereto to the text of a public announcement or statement to be made solely by Sellers or Buyer, as the case may be. Nothing contained in this Section shall be construed to require either Party to obtain approval of the other Party hereto to disclose information with respect to the transaction contemplated by this Agreement to any state or federal governmental authority or agency to the extent required by applicable law or by any applicable rules, regulations or orders of any governmental authority or agency having jurisdiction or necessary to comply with disclosure requirements of the New York Stock Exchange and applicable securities laws.

         17.6 Filing and Recording of Assignments, etc. Buyer shall be solely responsible for all filings and recording of assignments and other documents related to the Assets and for all fees connected therewith, except as otherwise provided in this Agreement. Buyer shall furnish Sellers with copies of all filings made by it pursuant to this Agreement and of the pertinent recording data pertaining to same. Sellers shall not be responsible for any loss to Buyer because of Buyer's failure to file or record documents correctly or promptly. Buyer shall promptly file all appropriate forms or declarations with the MMS relative to this Agreement and its assumption of the Leases (and operations, if any Seller is currently the Operator and if Buyer becomes the operator), and Sellers shall cooperate with Buyer in connection with such filings.

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         17.7     Further Assurances and Records.

                  (a) After the Closing, each of the Parties shall execute, acknowledge and deliver to the other such further instruments, and take such other action, as may be reasonably requested in order to more effectively assure to said Party all of the respective properties, rights, titles, interests, estates and privileges intended to be assigned, delivered or inuring to the benefit of such part in consummation of the transactions contemplated hereby.

                  (b) Buyer agrees to maintain the files and records of Sellers that are acquired pursuant to this Agreement for a minimum of six (6) years after Closing. Buyer shall provide Sellers and its representatives reasonable access to and the right to copy such files and records for the purposes of (i) preparing and delivering any accounting provided for under this Agreement and adjusting, prorating and settling the charges and credits provided for in this Agreement,
         (ii) complying with any law, rule or regulation affecting Sellers' interest in the Assets prior to the Closing Date, (iii) preparing any audit of the books and records of any third party relating to Sellers' interest in the Assets prior to the Closing Date, or responding to any audit prepared by such third parties, (iv) preparing tax returns, (v) responding to or disputing any tax audit, or (vi) asserting, defending or otherwise dealing with any claim or dispute under this Agreement.

                  (c) Buyer agree that, as soon as practicable after the Closing, Buyer shall remove or cause to be removed the names and marks used by Sellers and all variations and derivatives thereof and logos relating thereto from the Assets and shall not thereafter make any use whatsoever of such names, marks and logos.

                  (d) To the extent not obtained or satisfied as of Closing, Sellers agrees to continue to use all reasonable efforts, but without any obligation to incur any cost or expense in connection therewith, and to cooperate with Buyer's efforts to obtain for Buyer access to files, records and data relating to the Assets in the possession of either Sellers or third parties.

                  (e) Buyer shall comply with all current and subsequently amended applicable laws, ordinances, rules, and regulations applicable to the Assets and Buyer's ownership or

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

         operation thereof, and shall promptly obtain and maintain all permits required by governmental authorities in connection with the Assets.

         17.8 Notices. Except as otherwise expressly provided herein, all communications required or permitted under this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been duly given and received when actually delivered to the address set forth below of the Party to be notified, addressed as follows or when a legible facsimile copy is received by the Party's facsimile equipment at the number shown below:

         If to Sellers:
                              Transworld Exploration and Production, Inc.
                              910 Travis Street, Suite 800
                              Houston, Texas 77002
                              Attn: J. Curtis Grindal, President

                              Telephone:       713-428-7800
                              Fax:             713-428-3047
                              Email:           jcg@tepi.com

         With a copy to:
                              Timothy W. Ulrich, Esq.
                              Vice President and General Counsel
                              Transworld Oil Limited
                              #3 St. James Court
                              Flatts Village, Bermuda FL04
                              Telephone:       +1-441-295-5169
                              Fax:             +1-441-292-0627
                              Email:           tulrich@logic.bm

         If to Buyer:         The Houston Exploration Company
                              Suite 2000
                              1100 Louisiana Street
                              Houston, Texas 77002

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

                              Attn: Tracy Price, Senior Vice President, Land / Business Development
                              Telephone:       713-830-6800
                              Fax:             713-659-7201
                              Email: tprice@houstonexp.com

Provided, however, that any notice required or permitted under this Agreement shall be effective if given verbally within the time provided, so long as such verbal notice is followed by written notice thereof in the manner provided herein within twenty-four (24) hours following the end of such time period. Any Party may, by written notice so delivered to the other, change the address or facsimile number to which delivery shall thereafter be made.

         17.9 Incidental Expenses. Buyer shall bear and pay (a) all state or local government sales, transfer, gross proceeds, or similar taxes incident to or caused by the transfer of the Assets to Buyer, (b) all documentary, transfer and other state and local government taxes incident to the transfer of the Assets to Buyer, (c) all filing, recording or registration fees for any assignment or conveyance delivered hereunder, and (iv) all normal costs or fees required to obtain consent to assign the Leases. Each Party shall bear its own respective expenses incurred in connection with the negotiation and Closing of this transaction, including its own consultants' fees, attorneys' fees, accountants' fees, and other similar costs and expenses.

         17.10 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) embodies the entire agreement between the Parties (superseding all prior agreements, arrangements and understandings related to the subject matter hereof), and may be supplemented, altered, amended, modified or revoked by writing only, signed by the Parties hereto. The headings herein are for convenience only and shall have no significance in the interpretation hereof. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity (other than the Parties and their permitted successors and assigns) any rights or remedies under or by reason of this Agreement.

         17.11 Governing Law. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS OTHERWISE

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

APPLICABLE TO SUCH DETERMINATIONS.

         17.12 Exhibits. All Exhibits and Schedules hereto, and the terms thereof, which are referred to herein are hereby made a part hereof and incorporated herein by reference. The Exhibits and Schedules have been arranged to correspond to the relevant Sections of this Agreement. Any matter disclosed by Sellers pursuant to any Section of this Agreement shall be deemed to have been disclosed by Sellers for purposes of each other Section of this Agreement to which such disclosure would reasonably relate.

         17.13 Audits; Access to Assets. Sellers shall have the right, during reasonable business hours, to audit all records (excepting federal tax records and records subject to the attorney/client privilege) of Buyer pertaining to the Assets for a period of two (2) years from Closing only for purposes of verifying Buyer has paid over all funds due to Seller. Buyer shall have the right, during reasonable business hours, to audit all records (excepting federal tax records and records subject to the attorney/client privilege) of Sellers pertaining to the Assets for a period of two (2) years from and after Closing only for purposes of verifying that Seller has paid over all funds due to Buyer. Sellers at their sole cost and risk shall have the right at any time after Closing to reasonable access to the Assets for the purpose of inspecting Buyer's compliance with the terms of this Agreement; provided, however, Sellers shall repair any damage to the Assets resulting from such inspections.

         17.14 Counterparts. This Agreement may be executed in any number of counterparts, and each and every counterpart shall be deemed for all purposes one and the same Agreement.

         17.15 Waiver. Any of the terms, provisions, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by the Party waiving compliance. Except as otherwise expressly provided in this Agreement, the failure of any Party at any time or times to require performance of any provisions hereof shall in no manner affect such Party's right to enforce the same. No waiver by any Party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty.

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

         17.16 Binding Effect; Assignment.

         (a) All the terms, provisions, covenants, obligations, indemnities, representations, warranties and conditions of this Agreement shall be enforceable by the Parties hereto and their respective permitted successors and assigns. Prior to Closing this Agreement may not be assigned or transferred to any other party, firm, corporation or other entity, without the prior, express and written consent of the other Party, and such consent may be withheld for any reason including convenience. After Closing, this Agreement may not be assigned except in connection with a sale, assignment, or other transfer of all or a portion of the Assets. In the event Buyer sells, transfers, or assigns all or a portion of the Assets, (i) this Agreement shall remain in effect between Buyer and Sellers as to all the Assets regardless of such assignment (and Buyer shall remain obligated hereunder), and (ii) Buyer shall require its successors and assigns to expressly assume its obligations under this Agreement, to the extent related or applicable to the Assets or portion thereof acquired by them.

         (b) Notwithstanding the foregoing, within seven (7) business days after the date of execution of this Agreement, Buyer may, by written notice to Sellers, designate one or more subsidiary entities to take title to some or all of the Assets. In such event each such subsidiary shall, at Closing, execute a joinder in agreement in the form of Exhibit "P" pursuant to which it agrees to become a party to this Agreement and expressly accepts and agrees to be bound by each of the terms, provisions, conditions, agreements, and indemnities of Buyer set forth herein. In no event shall the transfer of title to any designated subsidiary or the execution of any joinder in agreement by it pursuant to this provision relieve the Buyer of any of its obligations hereunder.

         17.17 Taxes.

                  (a) Apportionment of Ad Valorem and Property Taxes All ad valorem, real property taxes and personal property taxes, ("Property Taxes"), attributable to the Assets with respect to the tax assessment period ("Tax Period") during which the Effective Time occurs shall be apportioned as of the Effective Time between the Buyer and the Sellers, with the Sellers paying a fraction thereof based upon the number of days in the Tax Period prior to the Effective Time and the Buyer paying the balance thereof. The owner of record on the assessment date shall file or cause to be filed all required reports and returns incident

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

         to the Property Taxes and shall pay or cause to be paid to all the taxing authorities all Property Taxes relating to the Tax Period during which the Effective Time occurs. If a Seller is the owner of record on the assessment date, then the Buyer shall pay to the Sellers Buyer's pro rata portion of Property Taxes within thirty (30) days after the receipt of the Sellers' invoice therefor, except to the extent taken into account as a purchase price adjustment pursuant to Section 3.2. If Buyer is the owner of record on the assessment date, then the Sellers shall pay to the Buyer Sellers' pro rata portion of Property Taxes within thirty (30) days after the receipt of the Buyer's invoice therefor, except to the extent taken into account as a purchase price adjustment pursuant to Section 3.2.

                  (b) Sales Taxes. The Purchase Price provided hereunder excludes and the Buyer shall be liable for, any Transfer Taxes (as defined below) required to be paid in connection with the sale of the Assets pursuant to the Agreement. To the extent required by law, Sellers shall collect and remit any Transfer Taxes that are required to be paid as a result of the transfer of the Assets by Sellers to the Buyer. If the transfer of the Assets pursuant to this Agreement is exempt from any Transfer Taxes, Buyer shall, at Closing, provide the Sellers with properly executed exemption certificates or other documentation acceptable under applicable law. As used here, the term "Transfer Taxes" shall mean any sales, use, excise, stock, stamp, document, filing, recording, registration, authorization, and similar taxes, fees and charges.

                  (c) Other Taxes. With the exception of income and franchise taxes, all other federal, state, and local taxes (including interest and penalties attributable thereto) on the ownership or operation of the Assets which are imposed with respect to periods or portions of periods prior to the Effective Time shall be paid by the Sellers and all such taxes imposed with respect to periods or portions of periods beginning on or after the Effective Time shall be paid by the Buyer.

                  (d) IRS Form 8594. If the Buyer and the Sellers mutually agree that the filing of IRS Form 8594 is required, the Parties shall confer and cooperate in the preparation and filing of their respective forms to reflect a consistent reporting of the agreed upon allocation of the value of the Assets.

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

         17.18 Gas Transportation/Processing. Following Closing, Buyer shall be responsible for the transportation and processing of oil and gas produced from the Assets.

         17.19 Expenses of Sale. Except as otherwise specifically provided herein, each Party to this Agreement shall pay its own expenses (including without limitation, the fees and expenses of their respective agents, representatives, counsel and accountants) with respect to the negotiation, execution and the delivery of this Agreement and the consummation of the transactions under this Agreement.

         17.20 Third Party Rights. Notwithstanding any other provision of this Agreement, this Agreement shall not create benefits on behalf of any person who is not a Party to this Agreement (including without limitation, any broker or finder, creditor or other person), and this Agreement shall be effective only as between the Parties hereto, their successors and permitted assigns.

         17.21 Time Limits. Time is of the essence in this Agreement and all time limits shall be strictly construed and enforced. The failure or delay of any Party in the enforcement of the rights granted under this Agreement shall not constitute a waiver of said rights nor shall it be considered as a basis for estoppel. Except as otherwise limited by the time limits contained in this Agreement, such Party may exercise its rights under this Agreement despite any delay or failure to enforce the rights when the right or obligation arose.

         17.22 Severance of Invalid Provisions. In case of a conflict between the provisions of this Agreement and the provisions of any applicable laws or regulations, the provisions of the laws or regulations shall govern over the provisions of this Agreement. If, for any reason and for so long as, any clause or provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid, unenforceable or unconscionable under any present or future law (or interpretation thereof), the remainder of this Agreement shall not be affected by such illegality or invalidity. Any such invalid provision shall be deemed severed from this Agreement as if this Agreement had been executed with the invalid provision eliminated. The surviving provisions of this Agreement shall remain in full force and effect unless the removal of the invalid provision destroys the legitimate purposes of this Agreement, in which event this Agreement shall be null and void. The Parties shall negotiate in good faith for any required modifications to this Agreement.

         17.23 Construction of Ambiguity. In the event of any ambiguity in any of the terms or conditions of this Agreement, including any exhibits or schedules hereto and whether or not placed of record, such ambiguity shall not be construed for or against any party hereto on the basis that such party did or did not author the same.

                            [SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers on September 3, 2003.

SELLERS:

TRANSWORLD EXPLORATION AND PRODUCTION, INC.

By:    /s/ J. Curtis Grindal                       Witness:
Name:  J. Curtis Grindal                           /s/ Timothy W. Ulrich
Title: President

TRANSWORLD EXPLORATION AND PRODUCTION (LOCKPORT) INC.

By:    /s/ J. Curtis Grindal                       Witness:
Name:  J. Curtis Grindal                           /s/ Timothy W. Ulrich
Title: President

TRANSWORLD EXPLORATION AND PRODUCTION (KINGS BAYOU) INC.

By:    /s/ J. Curtis Grindal                       Witness:
Name:  J. Curtis Grindal                           /s/ Timothy W. Ulrich
Title: President

BUYER:

THE HOUSTON EXPLORATION COMPANY

By:/s/ Tracy Price                                 Witness:
Name:  Tracy Price                                 /s/ John H. Karnes
Title: Senior Vice President

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

                                * * * * * * * * *

Transworld Oil U.S.A., Inc., a Texas corporation, which is the direct parent company of TEPI and the indirect parent company of the other Sellers, hereby absolutely and unconditionally guarantees the full and timely performance by Sellers, including TEPI, of their - obligations under Sections 3.1(b) and 16.5 of this Agreement.

TRANSWORLD OIL U.S.A., INC.

By: /s/ John E. Quinn, Jr.
    John E. Quinn, Jr., Vice President

                                 ACKNOWLEDGMENTS

STATE OF TEXAS           Section
COUNTY OF HARRIS         Section

         On this the 4th day of September, 2003, before me, _____________________________, the undersigned officer, personally appeared J. Curtis Grindal, who acknowledged himself to be the President of Transworld Exploration and Production, Inc., a Delaware corporation, and that he, as such President, being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by himself as President.

         In witness whereof, I hereunto set my hand and official seal.

My Commission Expires:     _________________________________

                                   _________________________________
                                   Notary Public in and for
                                   the State of Texas

STATE OF TEXAS           Section
COUNTY OF HARRIS         Section

         On this the 4th day of September, 2003, before me, _____________________________, the undersigned officer, personally appeared J. Curtis Grindal, who acknowledged himself to be the President of Transworld Exploration and Production (Lockport) Inc., a Delaware corporation, and that he, as such President, being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by himself as President.

         In witness whereof, I hereunto set my hand and official seal.

My Commission Expires:     _________________________________

                                   _________________________________
                                   Notary Public in and for
                                   the State of Texas

STATE OF TEXAS           Section
COUNTY OF HARRIS         Section

         On this the 4th day of September, 2003, before me, _____________________________, the undersigned officer, personally appeared J. Curtis Grindal, who acknowledged himself to be the President of Transworld Exploration and Production (Kings Bayou) Inc., a Delaware corporation, and that he, as such President, being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by himself as President.

         In witness whereof, I hereunto set my hand and official seal.

My Commission Expires:     _________________________________

                                   _________________________________
                                   Notary Public in and for
                                   the State of Texas

STATE OF TEXAS           Section
COUNTY OF HARRIS         Section

         On this the 4th day of September, 2003, before me, _____________________________, the undersigned officer, personally appeared Tracy Price, who acknowledged himself to be the Senior Vice President of The Houston Exploration Company, a Delaware corporation, and that he, as such Senior Vice President, being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by himself as Senior Vice President.

         In witness whereof, I hereunto set my hand and official seal.

My Commission Expires:     _________________________________

                                   _________________________________
                                   Notary Public in and for
                                   the State of Texas

STATE OF TEXAS           Section
COUNTY OF HARRIS         Section

         On this the 4th day of September, 2003, before me, _____________________________, the undersigned officer, personally appeared John
E. Quinn, Jr., who acknowledged himself to be the Vice President of Transworld Oil U.S.A, Inc., a Texas corporation, and that he, as such Vice President, being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by himself as Vice President.

         In witness whereof, I hereunto set my hand and official seal.

My Commission Expires:     _________________________________

                                   _________________________________
                                   Notary Public in and for
                                   the State of Texas